National Property REIT Corp.

Combined Consolidated Financial Statements
For the years ended December 31, 2017 and 2016
(With Independent Auditor's Report Thereon)

National Property REIT Corp.
Combined Consolidated Financial Statements
Table of Contents

BDO

Tel: 212-371-4446
Fax: 212-371-9374
www.bdo.com

BDO
622 Third Avenue
New York, NY 10017
USA

Independent Auditor's Report

Board of Directors
National Property REIT Corp.
New York, New York

We have audited the accompanying combined consolidated financial statements of National Property REIT Corp. and its subsidiaries, which comprise the combined consolidated balance sheets as of December 31, 2017 and 2016, and the related combined consolidated statements of operations, changes in (deficit) equity, and cash flows for the years then ended, and the related notes to the combined consolidated financial statements.

Management's Responsibility for the Combined Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these combined consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these combined consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the combined consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the combined consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of National Property REIT Corp. and its subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

BDO USA, LLP

August 20, 2018

National Property REIT Corp.
Combined Consolidated Balance Sheets

	December 31, 2017	December 31, 2016
ASSETS		
Real estate assets		
Land	$ 202,694,929	$ 160,760,742
Building and improvement	1,410,337,215	1,253,399,431
Furniture, fixtures, and equipment	76,336,485	51,645,443
Total real estate assets held for investment	1,689,368,629	1,465,805,616
Less: accumulated depreciation	(180,740,198)	(136,092,392)
Net real estate assets held for investment	1,508,628,431	1,329,713,224
Real estate assets held for sale, net	97,395,082	25,938,275
Total real estate assets, net	1,606,023,513	1,355,651,499
Cash and cash equivalents	34,116,795	32,609,382
Restricted cash ($11,181,297 and $19,596,223 as of December 31, 2017 and 2016, respectively, related to consolidated variable interest entity ("VIE"))	65,036,495	59,724,126
Accounts receivable, net	5,098,527	2,931,470
Interest receivable ($1,693,096 and $4,401,157 as of December 31, 2017 and 2016, respectively, related to consolidated VIE)	9,818,312	10,383,189
Due from LendingClub Corporation ($1,098,778 and $1,816,471 as of December 31, 2017 and 2016, respectively, related to consolidated VIE)	5,848,661	7,075,357
Due from Prosper Funding LLC	758,878	810,467
Due from Avant, Inc.	2,214	1,708
Due from affiliates	36,663	848,619
Prepaid expenses and other assets	10,131,187	3,724,480
Unsecured consumer loans at fair value ($93,182,654 and $267,642,484 as of December 31, 2017 and 2016, respectively, related to consolidated VIE)	596,148,010	759,589,421
Residual interests in securitizations, at fair value	33,689,314	—
Deferred leasing costs, net	308,969	—
Lease intangibles, net	4,339,553	15,246,687
TOTAL ASSETS	**$ 2,371,357,091**	**$ 2,248,596,405**
LIABILITIES AND DEFICIT		
Liabilities		
Mortgages payable, net of unamortized discount and debt issuance costs	$ 1,351,820,354	$ 1,168,615,085
Mortgages payable related to real estate assets held for sale, net of unamortized discount and debt issuance costs	91,706,233	32,141,193
Revolving credit facilities, at fair value	264,130,359	217,579,369
Debt (net of debt issuance costs) related to consolidated VIE	87,198,587	208,872,814
Senior secured term loans, net of debt issuance costs	552,753,007	624,003,996
Accounts payable and accrued expenses	24,072,910	22,775,859
Security deposits	4,399,000	4,210,248
Due to affiliates	6,778,472	6,675,096
Prepaid rent and other liabilities	3,814,477	4,030,191
Total liabilities	2,386,673,399	2,288,903,851
Commitments and contingencies (Note 17)		
Deficit		
Preferred stock, $0.001 par value, Series A Cumulative Non-Voting, 12.5%; $125,000 liquidation preference, 125 shares authorized, issued and outstanding	109,950	109,950
Common stock, $0.001 par value; 100,000,000 common shares authorized, 2,663,825 and 1,843,535 issued and outstanding, respectively	2,664	1,844
Additional paid-in-capital	281,621,029	176,308,017
Accumulated deficit	(308,567,214)	(243,242,111)
Non-controlling interest	11,517,263	26,514,854
Total deficit	(15,316,308)	(40,307,446)
TOTAL LIABILITIES AND DEFICIT	**$ 2,371,357,091**	**$ 2,248,596,405**

See Notes to Combined Consolidated Financial Statements

National Property REIT Corp.
Combined Consolidated Statements of Operations

	Years Ended December 31, 2017	Years Ended December 31, 2016
Revenues		
Rental income	$ 205,583,493	$ 162,613,343
Interest income	164,141,373	145,731,804
Other income	28,006,701	23,128,670
Total revenues	397,731,567	331,473,817
Costs and expenses		
Property operating expenses	97,203,632	76,807,980
Management fees	16,881,394	14,594,401
Depreciation and amortization	81,202,478	59,643,813
General and administrative expenses	16,223,502	23,563,097
Total costs and expenses	211,511,006	174,609,291
Other (expense) income		
Acquisition costs	(5,139,102)	(7,583,131)
Interest expense	(188,963,955)	(158,128,068)
Fair value adjustments	(114,395,663)	(98,479,188)
Gain on sale of real estate assets	53,392,817	16,673,356
Gain on sale of interest in consolidated VIE	457,448	—
Total other (expense) income, net	(254,648,455)	(247,517,031)
Net loss before income tax	(68,427,894)	(90,652,505)
Income tax expense	(198,777)	(14,757)
Net loss	(68,626,671)	(90,667,262)
Loss attributable to non-controlling interest	3,317,193	4,718,760
Dividends attributable to preferred shares	(15,625)	(65,588)
Net loss attributable to common shares	$ (65,325,103)	$ (86,014,090)

See Notes to Combined Consolidated Financial Statements

National Property REIT Corp.
Combined Consolidated Statements of Changes in (Deficit) Equity

	Preferred Shares	Common Shares	Additional Paid-in-Capital	Accumulated Deficit	Total Stockholders' (Deficit) Equity	Non-Controlling Interest	Total (Deficit) Equity
Balance at December 31, 2015	**$ 322,400**	**$ 970**	**$ 149,171,459**	**$ (157,228,021)**	**$ (7,733,192)**	**$ 14,107,188**	**$ 6,373,996**
Issuance of common shares	—	874	87,023,403	—	87,024,277	—	87,024,277
Contribution from non-controlling interest	—	—	—	—	—	28,645,727	28,645,727
Dividends on common shares	—	—	(59,886,845)	—	(59,886,845)	—	(59,886,845)
Dividends on preferred shares	—	—	—	(65,588)	(65,588)	—	(65,588)
Distributions to non-controlling interest	—	—	—	—	—	(11,519,301)	(11,519,301)
Redemption of preferred shares	(212,450)	—	—	—	(212,450)	—	(212,450)
Net loss	—	—	—	(85,948,502)	(85,948,502)	(4,718,760)	(90,667,262)
Balance at December 31, 2016	**$ 109,950**	**$ 1,844**	**$ 176,308,017**	**$ (243,242,111)**	**$ (66,822,300)**	**$ 26,514,854**	**$ (40,307,446)**
Issuance of common shares	—	820	147,749,553	—	147,750,373	—	147,750,373
Contribution from non-controlling interest	—	—	—	—	—	7,462,045	7,462,045
Dividends on common shares	—	—	(41,954,441)	—	(41,954,441)	—	(41,954,441)
Dividends on preferred shares	—	—	—	(15,625)	(15,625)	—	(15,625)
Distributions to non-controlling interest	—	—	—	—	—	(16,992,860)	(16,992,860)
Purchase of subsidiary shares from non-controlling interest	—	—	(482,100)	—	(482,100)	(2,149,583)	(2,631,683)
Net loss	—	—	—	(65,309,478)	(65,309,478)	(3,317,193)	(68,626,671)
Balance at December 31, 2017	**$ 109,950**	**$ 2,664**	**$ 281,621,029**	**$ (308,567,214)**	**$ (26,833,571)**	**$ 11,517,263**	**$ (15,316,308)**

See Notes to Combined Consolidated Financial Statements

National Property REIT Corp.
Combined Consolidated Statements of Cash Flows

	Years Ended December 31, 2017	Years Ended December 31, 2016
Cash Flows from Operating Activities:		
Net loss	$ (68,626,671)	$ (90,667,262)
Adjustments to reconcile net loss to net cash provided by operating activities:		
Depreciation	62,490,185	53,102,382
Amortization of in-place leases	18,712,293	6,541,431
Amortization of above-market leases	74,201	31,801
Amortization of below-market leases	(369,494)	(158,354)
Amortization of deferred leasing costs	212,008	—
Amortization of debt issuance costs and debt discounts and premiums	7,555,059	5,158,141
Interest paid in kind	776,149	—
Gain on sale of real estate assets	(53,392,817)	(16,673,356)
Gain on involuntary conversions	(117,379)	(175,552)
Loss on early extinguishment of debt	5,585,188	—
Fair value adjustments of unsecured consumer loans	112,189,223	98,479,188
Fair value adjustments of residual interests in securitizations	2,206,440	—
Realized gain on sale of interest in consolidated VIE	(457,448)	—
Income from accretion on residual interests in securitizations	(1,945,931)	—
Changes in operating assets and liabilities:		
Restricted cash	(4,836,920)	(6,451,166)
Accounts receivable, net	(2,167,057)	1,965,395
Interest receivable	564,877	(3,013,880)
Due to (due from) affiliates, net	915,332	2,795,691
Prepaid expenses and other assets	(6,406,707)	398,698
Accounts payable and accrued expenses	1,297,051	3,765,012
Security deposits and other liabilities	(26,962)	2,927,201
Deferred leasing costs	(520,977)	—
Net cash provided by operating activities	**73,709,643**	**58,025,370**
Cash Flows from Investing Activities:		
Restricted cash	(4,391,558)	3,892,625
Acquisition of real estate assets	(359,240,133)	(295,129,565)
Additions to real estate assets	(29,180,937)	(15,294,175)
Additions to lease intangibles	(7,509,867)	(19,620,435)
Proceeds from disposition of real estate assets	87,101,619	18,777,803
Proceeds from insurance settlement	326,987	1,055,949
Purchases of unsecured consumer loans	(520,691,146)	(580,599,910)
Principal payments received on unsecured consumer loans	407,993,257	328,436,658
Proceeds from sale of unsecured consumer loans	122,797,118	—
Proceeds from recoveries and sales of charged-off loans	10,683,136	5,469,337
Purchase of residual interest in securitization	(3,480,000)	—
Proceeds from sale of debt related to consolidated VIE	39,723,448	—
Decrease in Due from LendingClub Corporation	1,226,696	36,152,728
Decrease in Due from Prosper Funding LLC	51,589	3,450,034
(Increase) decrease in Due from Avant, Inc.	(506)	91,964
Net cash used in investing activities	**(254,590,297)**	**(513,316,987)**
Cash Flows from Financing Activities:		
Restricted cash	3,916,109	(11,885,591)
Proceeds from mortgages payable	326,243,000	323,458,994
Repayments of mortgages payable	(41,000,538)	(1,033,817)
Proceeds from revolving credit facilities	357,756,148	290,181,851
Repayments of revolving credit facilities	(311,205,158)	(422,177,317)
Borrowings under debt related to consolidated VIE	—	243,441,829
Principal payments under debt related to consolidated VIE	(164,050,600)	(30,543,455)
Proceeds from senior secured term loan	62,366,322	189,101,448
Repayments of senior secured term loan	(135,333,793)	(141,404,677)
Debt issuance costs	(4,955,924)	(11,844,783)
Payment of debt extinguishment costs	(4,965,308)	—
Proceeds from issuance of common stock	147,750,373	87,024,277
Capital distributions	(41,954,441)	(59,886,845)
Dividends on preferred shares	(15,625)	(65,588)
Redemption of preferred stock	—	(212,450)

National Property REIT Corp.
Combined Consolidated Statements of Cash Flows (Continued)

	Years Ended December 31, 2017	2016
Acquisition of subsidiary interest from non-controlling interest	(2,631,683)	—
Contributions from non-controlling interest	7,462,045	28,645,727
Distributions to non-controlling interests	(16,992,860)	(11,519,301)
Increase in due to (due from) affiliates, net	—	1,318,827
Net cash provided by financing activities	**182,388,067**	**472,599,129**
Net increase in cash and cash equivalents	1,507,413	17,307,512
Cash and cash equivalents, beginning of year	32,609,382	15,301,870
Cash and cash equivalents, end of year	**$ 34,116,795**	**$ 32,609,382**

	Year Ended December 31, 2017	2016
Supplemental Disclosures		
Cash paid during the period for:		
Interest expenses	$ 178,950,978	$ 152,445,626
Income taxes	$ 209,116	$ 370,379
Non-cash investing and financing activities:		
Mortgage loan assumed by purchaser upon sale of property	$ 41,640,462	$ —
Accrued additions to real estate assets	$ 466,067	$ 183,412
Residual interest acquired in securitization	$ 30,469,823	$ —
Increase in borrowings under debt related to consolidated VIE	$ 39,266,000	$ —

See Notes to Combined Consolidated Financial Statements

1. Organization

References herein to the "Company", "we", "us", or "our" refer to National Property REIT Corp. ("NPRC"), formerly known as National Property Holdings Corp., unless the context specifically requires otherwise.

The Company is a Maryland corporation and is a real estate investment trust ("REIT") for U.S. federal income tax purposes. The Company was formed to hold for investment, operate, finance, lease, manage, and sell a portfolio of real estate assets and engage in any and all other activities as may be necessary, incidental or convenient to carry out the foregoing. The Company intends to acquire real estate assets, including, but not limited to, industrial, commercial, student housing, self-storage, and multi-family properties. The Company commenced operations on December 31, 2013.

NPH Property Holdings, LLC ("NPH"), a Delaware limited liability company, owns all of the outstanding common stock of the Company. NPH is a wholly owned subsidiary of Prospect Capital Corporation ("PSEC"). On December 31, 2013, PSEC contributed to the Company, through NPH, ownership interests in entities that own real estate properties. In exchange for the contribution of assets, NPH received shares of the Company's common stock. These entities were NPH McDowell, LLC ("Oxford"), APH Carroll 41, LLC ("Bexley"), and 146 Forest Parkway, LLC ("146 FP"). On October 23, 2014, United Property REIT Corp. ("UPRC"), an affiliated entity indirectly owned by PSEC, contributed to the Company, ownership interest in Michigan Storage, LLC ("Michigan"), an entity that owns a portfolio of self-storage real estate properties. UPH Property Holdings, LLC ("UPH"), a Delaware limited liability company, owned all of the outstanding common stock of UPRC. UPH was a wholly owned subsidiary of PSEC. On November 26, 2014, American Property REIT Corp. ("APRC"), an affiliated entity indirectly owned by PSEC, contributed to the Company, ownership interest in APH Carroll Resort, LLC ("The Resort"), an entity that owns a multi-family real estate property. On May 1, 2015, APRC contributed to the Company, ownership interest in 5100 Live Oaks Blvd, LLC ("Amberly"), an entity that owns a multi-family real estate property. APH Property Holdings, LLC ("APH"), a Delaware limited liability company, owned all of the outstanding common stock of APRC. APH was a wholly owned subsidiary of PSEC. These entity contribution transactions are collectively referred to as the "Common Control Transfer".

On May 23, 2016, APRC and UPRC (collectively referred to as the "Affiliated REITs") were merged ("Merger") with and into the Company, with the Company continuing as the surviving corporation. The Affiliated REITs were formed to hold for investment, operate, finance, lease, manage, and sell a portfolio of real estate assets. At the date of Merger, the Affiliated REITs held an investment portfolio of real estate assets owned directly or through joint ventures by making a majority equity investment in property-owning entities. The real estate investments acquired during the Merger are collectively known as the "Merger Investments".

In accordance with FASB ASC 805, "Business Combinations," the Merger and Common Control Transfer transactions noted above were executed between entities under common control. The assets and liabilities of each of the entities acquired through these transactions were recorded at their historical carrying amounts, and the results of operations of these entities have been recognized in the accompanying combined consolidated statements of operations for all periods presented. NPRC's combined consolidated balance sheets as of December 31, 2017 and 2016 reflect the historical carryover basis in the assets and liabilities acquired. The Company has also retrospectively adjusted its financial statements to combine the operating results of the Company and the entities acquired from the date common control began.

National Marketplace Finance, LLC (formerly known as Prospect Finance Company, LLC) ("NMF") is a subsidiary of the Company, and currently owns the online originated unsecured consumer loan portfolio. NMF holds the interests in ACL Loan Holdings, Inc. ("ACLLH") and American Consumer Lending Limited ("ACLL").

ACLLH was formed to hold the indirect interest in ACL Consumer Loan Trust ("ACL Trust"), which was contributed to ACLLH on June 30, 2014 by the Company, its initial sole member. ACL Trust and American Consumer Lending (Prime), LLC, a subsidiary of ACLL, (collectively with ACL Trust, referred to as the "ACL Subsidiaries"), holds unsecured consumer loans purchased from Prosper Funding LLC ("Prosper").

ACL Consumer Loan Trust III ("ACL Trust III"), a subsidiary of ACLLH, formed on June 10, 2014, and American Consumer Lending III (Near-Prime), LLC, a subsidiary of ACLL, (collectively with ACL Trust III, referred to as the "ACL III Subsidiaries"), formed on June 13, 2014, holds unsecured consumer loans purchased from LendingClub Corporation. ACL Consumer Loan Trust IV ("ACL Trust IV"), a subsidiary of ACLLH, formed on March 23, 2015, and American Consumer Lending IV (Near-Prime), LLC, a subsidiary of ACLL, (collectively with ACL Trust IV, referred to as the "ACL IV Subsidiaries"), formed on January 15, 2015, holds unsecured consumer loans originated by and purchased from LendingClub Corporation. ACL Patient Solutions Trust ("ACL PS"), a subsidiary of ACLLH, formed on October 14, 2015, and ACL Patient Solutions Holdings, LLC, a subsidiary of ACLL, formed on October 5, 2015, holds unsecured consumer loans from NBT Bank, National Association

("NBT"). From October 20, 2015 to December 31, 2017 ACL PS acquired and held unsecured consumer loans as part of a loan purchase and sale agreement between ACL PS, NBT and Springstone Financial, LLC ("Springstone"), a wholly-owned subsidiary of LendingClub Corporation. ACL Consumer Loan Trust V ("ACL Trust V"), a subsidiary of ACLL, formed on October 16, 2015, holds unsecured consumer loans purchased from Avant II, LLC ("Avant") for the period November 17, 2015 to December 31, 2017. ACL Consumer Loan Trust VI ("ACL Trust VI"), a subsidiary of ACLLH, formed on April 27, 2016, and American Consumer Lending VI, LLC, a subsidiary of ACLL, (collectively with ACL Trust VI, referred to as the "ACL VI Subsidiaries"), formed on November 30, 2015, holds unsecured consumer loans purchased from LendingClub Corporation for the period May 1, 2016 to December 31, 2017. Murray Hill Securitization Holdings Limited ("Murray Hill"), a subsidiary of ACLL, formed on July 24, 2015, holds interest in Murray Hill Marketplace Trust 2016-LC1, a securitization of unsecured consumer loans purchased from LendingClub Corporation for the period October 13, 2016 to December 31, 2017. Lending Club Corporation and Springstone are hereafter collectively referred to as "Lending Club". American Consumer Lending VII, LLC, a subsidiary of ACLL, formed on October 5, 2017, holds unsecured consumer loans purchased from Prosper and NBT during the period July 28, 2015 to December 31, 2017.

NPH Guarantor, LLC was contributed to NMF on January 13, 2015 by the Company, its initial sole member. NPH Guarantor, LLC is the indemnitor of the ACL III Subsidiaries and ACL PS revolving credit facilities outlined in Note 11. There was no activity in NPH Guarantor, LLC from inception through December 31, 2017.

2. Significant Accounting Policies

a. *Principles of Reporting and Use of Estimates*

The accompanying combined consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of any contingent assets and liabilities at the date of the combined consolidated financial statements and the reported amounts of revenues and expenses during the reported periods.

Management makes significant estimates regarding the allocation of a property's purchase price to the tangible and intangible assets and liabilities acquired, revenue recognition, and determining whether an asset is impaired. These estimates and assumptions are based on management's best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment.

As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates.

b. *Basis of Consolidation and Transfers of Financial Assets*

The accompanying combined consolidated financial statements include our accounts and those of our subsidiaries, which are wholly-owned or controlled by us. All intercompany balances and transactions have been eliminated. A non-controlling interest in a consolidated subsidiary is defined as the portion of the equity in a subsidiary not attributable, directly or indirectly, to the Company. Non-controlling interests are required to be presented as a separate component of equity in the combined consolidated balance sheet and the presentation of net loss is modified to present the loss attributed to controlling and non-controlling interests.

For a variable interest entity ("VIE"), an entity is subject to consolidation if the equity investors either do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, are unable to direct the entity's activities or are not exposed to the entity's losses or entitled to its residual returns. VIEs that meet certain scope characteristics are required to be consolidated by their primary beneficiary. The primary beneficiary of a VIE is determined to be the party that has both the power to direct the activities of a VIE that most significantly impact the VIEs economic performance and the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. This determination can sometimes involve complex and subjective analysis. We are required on an ongoing basis to assess whether we are the primary beneficiary of a VIE.

We may periodically enter into transactions in which we sell financial assets. Upon a transfer of financial assets, we may retain or acquire senior or subordinated interests in the related assets. In connection with such transactions, a determination must be made as to whether we, as the transferor, have surrendered control over transferred financial assets. That determination must consider our continuing involvement in the transferred financial assets, including all arrangements or agreements made contemporaneously with, or in contemplation of, the transfer, even if they were not entered into at the time of the transfer. The financial

components approach under applicable GAAP limits the circumstances in which a financial asset, or portion of a financial asset, should be derecognized when the transferor has not transferred the entire original financial asset to an entity that is not consolidated with the transferor in the financial statements being presented and/ or when the transferor has continuing involvement with the transferred financial asset. It defines the term "participating interest" to establish specific conditions for reporting a transfer of a portion of a financial asset as a sale.

From time to time, we may securitize unsecured consumer loans we hold if such securitization allows us access to better financing terms. Depending upon the structure of the securitization transaction, these transactions will be accounted for as either a "sale" and the loans will be removed from the combined consolidated balance sheet or, as a "financing" with the loans and financing reported on our combined consolidated balance sheet. Significant judgment may be exercised by us in determining whether a transaction should be recorded as a "sale" or a "financing."

In determining the accounting treatment to be applied to securitization transactions, we evaluate whether the entity used to facilitate the transactions was a VIE and, if so, whether the VIE should be consolidated. Based on our evaluations, we have concluded that one of our securitizations is a VIE that should be consolidated. The Company has determined that the other securitization that we participated in should not be consolidated since, among other things, we concluded that the transfer of the underlying assets qualifies as a sale.

c. ***Purchase Accounting and Acquisitions of Real Estate***

In accordance with FASB ASC 805, "*Business Combinations*", the Company records the acquisition of real estate that will be used for the production of income as a business combination. All assets acquired and liabilities assumed in a business combination were measured at their acquisition date fair values. Acquisition costs are expensed as incurred. The Company assesses the acquisition date fair values of all tangible real estate assets, and identified lease intangibles, consisting of in-place leases, tenant relationships, deferred leasing costs, and above-market and below-market leases.

Real estate assets, including land, building, improvements, and furniture, fixtures and equipment are stated at historical cost less accumulated depreciation. Costs associated with the development, construction and improvement of the Company's real estate assets are capitalized as incurred. Costs incurred in making repairs and maintaining real estate assets are expensed as incurred, while major replacements and betterments, which improve or extend the useful life of the asset, are capitalized and depreciated over the estimated useful lives.

The Company records depreciation expense using the straight-line method over the useful lives of the respective assets. The estimated useful lives are as follows:

Category	Term
Building	18 to 51 years
Improvements	1 to 12 years
Furniture, fixtures, and equipment	3 to 17 years

Depreciation expense for the years ended December 31, 2017 and 2016 was $62,490,185 and $53,102,382, respectively, and is included in depreciation and amortization expense in the accompanying combined consolidated statements of operations.

The value of acquired land, buildings and improvements is estimated by formal appraisals, observed comparable sales transactions and information gathered during pre-acquisition due diligence activities. The valuation approach considers the value of the property as if it were vacant. The values of furniture, fixtures and equipment are estimated by calculating their replacement cost and reducing that value by factors based upon estimates of their remaining useful lives.

The value allocated to acquired lease intangibles is based on management's evaluation of the specific characteristics of each tenant's lease. Characteristics considered by management in allocating these values include the nature and extent of the existing business relationships with the tenant, growth prospects for developing new business with the tenant, the remaining term of the lease and the tenant's credit quality, among other factors.

The value allocable to the above-market or below-market component of an acquired in-place lease is determined based upon the present value, using a market discount rate, of the difference between (i) the

contractual rents to be paid pursuant to the lease over its remaining term, and (ii) management's estimate of rents that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above or below-market leases are amortized on a straight-line basis as an increase or reduction to rental income over the remaining non-cancelable term of the respective leases. Amortization of above and below-market rents resulted in a net increase in rental income of $295,293 and $126,553 for the year ended December 31, 2017 and 2016, respectively.

The value of in-place leases and deferred leasing costs are amortized to expense over the remaining term of the respective leases, which range from less than a year to seventeen years. The amount allocated to acquire in-place leases is determined by calculating the estimated time to fill a hypothetically empty apartment complex to its stabilization level based on historical observed move-in rates for each property. The intangible assets are calculated by estimating the net cash flows of the in-place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease-up. The amount allocated to deferred leasing costs is determined by what the Company would have paid to a third party to secure a new tenant reduced by the expired term of the respective lease. The value of tenant relationships is amortized over the remaining initial lease term and expected renewals, which is thirty seven years. The amount allocated to tenant relationships is the benefit resulting from the likelihood of a tenant renewing its lease. Acquired intangible assets generally have no residual value. Amortization expense related to these assets was $18,712,293 and $6,541,431 for years ended December 31, 2017 and 2016, respectively.

d. ***Impairment of Real Estate***

The Company reviews the carrying value of its real estate assets and intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such reviews indicate that the asset may be impaired, given that the carrying amount of an asset exceeds the sum of its expected future cash flows, on an undiscounted basis, the asset's carrying amount is written down to its fair value. Estimating future cash flows and fair values is highly subjective and such estimates could differ materially from actual results. For the years ended December 31, 2017 and 2016, the Company did not record any impairment charges related to real estate assets.

e. ***Assets Held for Sale and Discontinued Operations***

The Company classifies certain real estate assets as held for sale on the combined consolidated balance sheets once the criteria, as defined by GAAP, have been met. Real estate assets to be disposed of are reported at the lower of their carrying amount or fair value minus cost to sell and are no longer depreciated. The Company reports discontinued operations when the disposal of real estate assets represents a strategic shift that has (or will have) a major effect on an entity's operations and financial results. No disposal met the definition of discontinued operations as of December 31, 2017 and 2016.

f. ***Environmental Matters***

Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under such property as well as certain other potential costs relating to hazardous or toxic substances. These liabilities may include government fines and penalties and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances. The Company recognizes a liability for environmental matters if it is probable a liability has been incurred and the amount of loss can be reasonably estimated. As of December 31, 2017 and 2016, the Company is not aware of any environmental matters that would have an impact on the combined consolidated financial statements.

g. ***Fair Value Measurements***

In accordance with FASB ASC 820, "*Fair Value Measurement and Disclosures,*" fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, in the principal or most advantageous market considering the highest and best use of an asset or nonperformance risk related to a liability, at the measurement date. The Company uses the most observable inputs that are available to measure fair value. Observable inputs are inputs that the market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company's views about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. As a basis for considering market participant assumptions in fair value measurements, FASB ASC 820-10 establishes a fair value hierarchy that distinguishes between market

participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

- Level 1 - quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities;
- Level 2 - observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and
- Level 3 - unobservable inputs that are used when little or no market data is available.

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as considering counterparty credit risk, where applicable, in the Company's assessment of fair value.

The Company carries its mortgages payable, debt related to consolidated VIE, and senior secured term loan at cost, net of unamortized discount, debt issuance costs, and associated amortization, on the accompanying combined consolidated balance sheets. The fair values of the Company's mortgages payable are estimated using a discounted cash flow analysis based upon indications of market pricing for similar types of instruments with the same remaining maturities and other valuation techniques as appropriate. Although the Company has determined that the majority of inputs used to value its debt fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its debt utilize Level 3 inputs, such as estimates of current credit spreads. The fair value of debt related to consolidated VIE is calculated using a yield analysis, the key unobservable input being the market yield, and is considered a level 3 measurement. The fair value of senior secured term loans is calculated using an enterprise value waterfall, the key unobservable input being fair value of the underlying collateral, and is considered a level 3 measurement. Accordingly, mortgages payable, debt related to consolidated VIE, and the senior secured term loan have been classified as Level 3 fair value measurements. Management estimates the fair values of the mortgages payable, debt related to consolidated VIE, and senior secured term loan were $1,461,708,253, $88,124,945, and $553,079,958, respectively, as of December 31, 2017. Management estimates the fair values of the mortgages payable, debt related to consolidated VIE, and senior secured term loan were $1,218,418,641, $212,909,545, and $625,485,383, respectively, as of December 31, 2016. Additionally, the carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, due to/due from affiliates and accounts payable approximate their fair values. See Note 9 for additional disclosure around the Company's fair value measurements of the unsecured consumer loan portfolio, residual interests in securitizations, and revolving credit facilities.

h. ***Fair Value of Financial Instruments***

Pursuant to Accounting Standards Codification ("ASC") 825, *Financial Instruments* ("ASC 825"), which provides entities with an option to report selected financial assets and liabilities at fair value, the Company has made an election to measure its unsecured consumer loans, residual interest in securitizations, and revolving credit facilities at fair value on the combined consolidated balance sheets. We elected to use the fair value option to align the measurement attributes of both our assets and liabilities while mitigating volatility in earnings from using different measurement attributes. Under this election, unsecured consumer loans charged off, recoveries, realized gains (losses), net increase or decrease in unrealized appreciation (depreciation) of the unsecured consumer loans, residual interest in securitizations, and revolving credit facilities are recorded as fair value adjustments on the combined consolidated statements of operations.

i. ***Revenue Recognition***

Rental revenues from residential, student housing, and self-storage tenants are recognized on a contractual basis, as lease periods for these investments are short-term in nature. The Company recognized reimbursement for utilities and other expenses recoveries as other revenue when earned. Rental revenues from industrial and commercial tenants are recognized on a straight-line basis over the term of the lease. The industrial and commercial leases contain rental increases at specified intervals. The Company records as an asset, and includes in rental revenues, deferred rent receivable that will be received if the tenant makes all rent payments required through the expiration of the initial term of the lease. Deferred rent receivable in the accompanying combined consolidated balance sheets includes the cumulative difference between rental revenue recorded on a straight-line basis and rents received from the tenants in accordance with the respective lease terms.

Minimum future rental receipts under the noncancelable portion of commercial and industrial tenant leases, assuming no new or re-negotiated leases, for the next five years is as follows: $1,057,295 (2018), $1,057,295 (2019), $1,057,295 (2020), $1,033,808 (2021), and $1,033,808 (2022).

Interest Income is recognized on an accrual basis, in accordance with the terms of the loan agreement, to the extent that such amounts are expected to be collected. Generally, our unsecured consumer loans are placed on non-accrual status when the loan is greater than 60 days contractually delinquent or charged off, which may occur if a borrower were to declare bankruptcy prior to a loan being 60 days delinquent, at which point the associated interest receivable balance is reversed against the interest income on the combined consolidated statements of operations. For residual interests in securitizations, interest income is recognized using the effective interest method. Under this method, we recognize as interest income, over the life of the securities, the excess of the cash flows expected to be collected over the securities' carrying value. We update our estimates of expected cash flows quarterly and recognize changes in the calculated effective interest rate on a prospective basis.

j. ***Cash and Cash Equivalents***

The Company considers all highly liquid instruments with original maturities of three months or less from the date of purchase to be cash equivalents. Cash and cash equivalents includes funds deposited with financial institutions and short-term, highly liquid overnight investment in money market funds. As of December 31, 2017 and 2016, $53,315 and $48,496 of the cash and cash equivalents, respectively, disclosed on the combined consolidated balance sheets represents investments in money market funds, with the remainder held in deposit accounts, substantially all of which exceeded applicable insurance limits.

k. ***Restricted Cash***

Restricted cash consists of cash escrowed under the operating agreements and mortgage agreements for debt service, real estate taxes, property insurance, and capital improvements and other restricted deposits. In addition, restricted cash includes funds deposited with Texas Capital Bank, Bank of New York Mellon, U.S. Bank National Association, Pacific Western Bank, Credit Suisse AG, Capital One, National Association ("Capital One"), and NBT in relation to the revolving credit facilities outlined in Note 11. As of December 31, 2017 and 2016, $18,917,518 and $25,091,496 of the restricted cash, respectively, disclosed on the combined consolidated balance sheets represents investments in money market funds.

l. ***Unsecured Consumer Loans***

Unsecured consumer loans consist of individual loans purchased from various originators of unsecured consumer loans ("Lending Platforms") under terms of the Company's agreement with the respective platforms, who are sellers of the unsecured consumer loans that continue to service such loans. Unsecured consumer loans made through the Lending Platforms are issued by WebBank, an FDIC-insured, Utah chartered industrial bank, except for loans issued by NBT. After funding a loan, WebBank sells the loan to the Lending Platform, without recourse, in exchange for the principal amount of the loan. Loans issued by NBT are purchased by the Company as part of a loan purchase and sale agreement between ACL PS, NBT and Springstone. All loans purchased are unsecured obligations of individual borrowers with a fixed interest rate and loan terms set between 12 to 84 months. Unsecured consumer loans are recorded on the date purchased by the Company, which is generally at least fifteen days after origination. Unsecured consumer loans are charged off in the month that the loan becomes greater than 120 days contractually delinquent or in the month that the borrower has entered bankruptcy, at which point the outstanding principal amount is written off against the principal of the unsecured consumer loans on the consolidated balance sheets which results in a fair value adjustment on the combined consolidated statements of operations. Recoveries on charged off loans and sales of charged off loans to third parties are recorded as received, net of fees.

m. ***Due from Lending Platforms***

Avant, LendingClub and Prosper are online marketplace Lending Platforms from which we purchase unsecured consumer loans. The Due from Avant, Inc. balance represents amounts owed to the Company related to reimbursements of bank fees and other miscellaneous credits. The Due from LendingClub Corporation and Due from Prosper Funding LLC amounts presented on the combined consolidated balance sheets, represent cash deposited at LendingClub and Prosper, respectively, for purchasing unsecured consumer loans. As of December 31, 2017 and 2016, $0 and $782,775, respectively, of the Due from LendingClub Corporation relates to cash on deposit that is committed to unsecured consumer loans that are in the process of being purchased.

n. ***Allowance for Doubtful Accounts***

The Company continuously monitors collections from its tenants and recognizes an allowance for uncollectible accounts based on a specific tenant collection issues that the Company has identified. When management has determined that receivables are uncollectible, they are written off against the allowance for doubtful accounts.

o. ***Asset Management and Management Services***

Management fee expenses are recognized when incurred in accordance with the terms of each respective management agreement.

p. ***Debt Issuance Costs***

The Company defers costs incurred in connection with obtaining financing and amortizes the costs using the straight-line method, which approximates the effective interest rate method, over the terms of the related debt as a component of interest expense. Debt issuance costs have been presented as a direct deduction to our mortgages payable, mortgages payable related to real estate assets held for sale, debt related to consolidated VIE, and senior secured term loans in the accompanying combined consolidated balance sheets. At December 31, 2017 and 2016, the Company had net debt issuance costs of $10,520,077 and $14,667,442, respectively. Amortization of debt issuance costs of $5,894,021 and $3,906,014 are included in interest expense in the combined consolidated statements of operations for the years ended December 31, 2017 and 2016, respectively.

q. ***Non-controlling Interests***

Non-controlling interests are comprised of the Company's joint venture partners' interests in the joint ventures in real estate properties that the Company consolidates. The Company reports its joint venture partners' interests in its consolidated real estate joint ventures and other subsidiary interests held by third parties as non-controlling interests. The Company records these non-controlling interests at their initial fair value, adjusting the basis prospectively for their share of the respective consolidated investments' net income or loss and equity contributions and distributions. These non-controlling interests are not redeemable by the equity holders and are presented as part of permanent equity. Income and losses are generally allocated pro rata based on the respective ownership percentages until the venture reaches certain performance measures, at which time the other venture party will be entitled to preferred distributions (profit interests). No performance measures have been met as of December 31, 2017 and 2016.

r. ***Income Taxes***

The Company elected to be taxed as a REIT for U.S. federal income tax purposes, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the Code). The Company believes it operates in such a manner as to qualify for treatment as a REIT for federal income tax purposes. Accordingly, the Company generally will not be subject to federal income tax, provided that distributions to its stockholders equal at least the amount of its taxable income. A REIT is subject to a number of organizational and operational requirements, including, among others, a requirement that it currently distributes at least 90% of its taxable income to stockholders, subject to certain adjustments. If the Company fails to qualify as a REIT in any taxable year without the benefit of certain relief provisions, it will be subject to federal and state income taxes on its taxable income at regular corporate income tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state or local taxes on its income, property or net worth and federal income and excise taxes on its undistributed income. In addition, taxable income from non-REIT activities managed through the Company's taxable REIT subsidiaries ("TRS") will be fully subject to federal, state and local income taxes.

The Company accounts for TRS income taxes under the liability method as required by ASC Topic 740, "Income Taxes." Under the liability method, deferred income taxes are recognized for the temporary differences between the GAAP basis and tax basis of the TRS income, assets and liabilities. For the years ended December 31, 2017 and 2016, several of the Company's subsidiaries were considered taxable corporations for U.S. federal and state income tax purposes. The taxable U.S. corporate subsidiaries are subject to corporate level U.S. federal, state and local income tax on their net taxable income.

As of December 31, 2017, the Company's U.S. taxable subsidiaries had a U.S. federal net operating loss carryforward of $33,913,905, which may be carried forward and applied against future federal taxable income, which will begin to expire beginning with the tax year ended December 31, 2034. The Company's taxable subsidiaries also had state net operating loss carryforwards of $16,666,410, which may be carried

forward and applied against future applicable state taxable income, which will begin to expire over various periods (depending on each jurisdiction), beginning with the tax year ended December 31, 2024.

s. ***Concentration of Credit Risk***

In the normal course of its business, the Company encounters credit risk. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, principal and interest outstanding on unsecured consumer loans, amounts deposited with each of the Company's Lending Platforms. Credit risk represents the risk that we would incur if the counterparties failed to perform pursuant to the terms of their agreements with us.

t. ***Servicing, Collection and Upfront Fees***

The Company incurs a monthly servicing fee for each outstanding unsecured consumer loan, which is payable to the Lending Platforms for managing payments from borrowers and maintaining loan account portfolios. The Company incurs collection fees on amounts recovered from delinquent loans, which is payable to the Lending Platforms. The Company incurs an upfront fee on unsecured consumer loans purchased from Avant. All servicing, collection and upfront fees are expensed as incurred.

3. Recent Real Estate Transactions

Acquisition of Non-controlling Interest in Real Estate Joint Ventures

On June 30, 2017, the Company paid $2,030,023 in cash consideration to acquire the 5% non-controlling limited partner interest in the Resort joint venture, which owns multi-family property with a total of 1,520 units located in Pembroke, Florida. The Company now owns all of the interests in the Resort joint venture and its underlying apartment community. As the Company consolidated the joint venture into its financial statements prior to this transaction, the transaction has been accounted for as an equity transaction. In accordance with GAAP, the Company recognized the $439,084 of consideration paid in excess of the non-controlling interest balance as a reduction of additional paid-in capital within the combined consolidated statements of changes in equity.

On June 30, 2017, the Company paid $413,416 in cash consideration to acquire the 7% non-controlling limited partner interest in the Bartram Park joint venture, which owns multi-family property with a total of 323 units located in Jacksonville, Florida. The Company now owns all of the interests in the Bartram Park joint venture and its underlying apartment community. As the Company consolidated the joint venture into its financial statements prior to this transaction, the transaction has been accounted for as an equity transaction. In accordance with GAAP, the Company recognized the $40,418 of consideration paid in excess of the non-controlling interest balance as a reduction of additional paid-in capital within the combined consolidated statements of changes in equity.

On June 30, 2017, the Company paid $188,244 in cash consideration to acquire the 7% non-controlling limited partner interest in the Atlantic Beach joint venture, which owns multi-family property with a total of 204 units located in Atlantic Beach, Florida. The Company now owns all of the interests in the Atlantic Beach joint venture and its underlying apartment community. As the Company consolidated the joint venture into its financial statements prior to this transaction, the transaction has been accounted for as an equity transaction. In accordance with GAAP, the Company recognized the $2,598 of consideration paid in excess of the non-controlling interest balance as a reduction of additional paid-in capital within the combined consolidated statements of changes in equity.

Acquisition of Real Estate Assets Held for Investment

During 2017 and 2016, the Company acquired the following properties:

- On November 8, 2017, the Company, together with a joint venture partner, acquired two multi-family properties located in Southfield, Michigan for an aggregate purchase price of $68,500,000 exclusive of acquisition and closing costs. For the purchase of these properties, the joint venture obtained bank financing of $58,229,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $1,285,027.
- On October 31, 2017, the Company, together with a joint venture partner, acquired two multi-family properties located in Jacksonville, Florida for an aggregate purchase price of $111,000,000 exclusive of acquisition and closing costs. For the purchase of these properties, the joint venture obtained bank financing of $88,800,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $2,187,085.
- On January 30, 2017, the Company, together with a joint venture partner, acquired a multi-family property located in Laurel, Maryland for an aggregate purchase price of $187,250,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $153,580,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $3,351,279.

- On December 7, 2016, the Company, together with a joint venture partner, acquired a multi-family property located in Franklin, Massachusetts for an aggregate purchase price of $64,750,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $51,800,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $2,298,750.
- On September 28, 2016, the Company, together with a joint venture partner, acquired eight student housing properties located at Division I universities in five states around the country for an aggregate purchase price of $250,000,000 exclusive of acquisition and closing costs. For the purchase of these properties, the joint venture obtained bank financing of $189,047,521. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $25,816,538.

The acquisitions listed below have been accounted for as a business combination. The purchase price was allocated to the acquired assets and liabilities based on their estimated fair values at the date of acquisition. The Company allocated the purchase price of the properties acquired during 2017 and 2016 as follows:

Property	Land	Building	Improvements	FF&E	Lease Intangibles(1)	Total Purchase Price
2017 Acquisitions:						
Seasons	$ 31,584,720	$ 141,172,597	$ 4,873,936	$ 6,488,490	$ 3,130,257	$ 187,250,000
Villages of Baymeadows	11,550,923	73,946,082	4,620,369	3,278,646	2,303,980	95,700,000
Casa del Mar	1,650,205	12,427,468	346,339	529,695	346,293	15,300,000
Sutton Place	5,075,895	41,896,273	1,198,475	2,628,588	1,200,769	52,000,000
Silver Oaks	2,257,376	12,185,833	469,454	1,058,769	528,568	16,500,000
Total 2017:	**$ 52,119,119**	**$ 281,628,253**	**$ 11,508,573**	**$ 13,984,188**	**$ 7,509,867**	**$ 366,750,000**
2016 Acquisitions:						
Union Place	$ 3,088,568	$ 56,490,906	$ 1,982,661	$ 2,391,149	$ 796,716	$ 64,750,000
Sterling Crimson	6,048,111	41,376,757	1,427,454	1,523,260	3,120,057	53,495,639
Hawks Ridge	3,840,070	25,920,474	796,544	1,082,156	2,467,245	34,106,489
Islander Village	706,433	11,026,080	579,008	489,252	830,536	13,631,309
Campus Quarters	1,152,021	14,496,265	1,010,067	690,541	1,056,019	18,404,913
District on Luther	4,074,120	28,615,840	2,539,865	1,741,491	4,888,944	41,860,260
West 22	8,256,151	40,800,746	3,533,815	1,511,188	3,523,264	57,625,164
Legacy	864,016	4,800,088	486,732	798,159	1,046,419	7,995,414
University Crossing	3,264,060	15,264,279	1,220,056	1,241,183	1,891,234	22,880,812
Total 2016:	**$ 31,293,550**	**$ 238,791,435**	**$ 13,576,202**	**$ 11,468,379**	**$ 19,620,434**	**$ 314,750,000**

(1) Lease intangibles include intangible assets and liabilities related to above and below market rents, net.

The weighted average amortization period of acquired in-place leases, above-market leases, and below-market leases was approximately 7 months and 10 months for the years ended and December 31, 2017 and 2016, respectively.

Summarized information regarding properties sold during the years ended December 31, 2017 and 2016, is set forth in the table below:

Property	Disposition Date	Asset Type	Gross Sale Price	Gain on Sale
2017 Dispositions:				
Bexley	1/18/17	Multifamily	$ 54,975,000	$ 28,424,279
Mission Gate	6/15/17	Multifamily	65,400,000	21,600,326
Plantations at Hillcrest	8/29/17	Multifamily	9,860,000	3,368,212
Total 2017:			**$ 130,235,000**	**$ 53,392,817**
2016 Dispositions:				
Abbington	10/28/16	Multifamily	$ 37,000,000	$ 16,698,046
Total 2016:			**37,000,000**	**16,698,046**

4. Real Estate Assets

The Company's ownership interests in real estate properties range from 64% to 100% via either direct ownership or ownership of a property owning entity. Through its ownership interests, the Company controls and therefore consolidates the properties and property owning entities. The interest owned by the other joint venture partner is reflected as non-controlling interest in these combined consolidated financial statements.

The Company's real estate assets consisted of the following as of December 31, 2017 and 2016:

Property	Acquisition Date	Ownership Percentage	Asset Type	Location	Real Estate Assets, Net of Accumulated Depreciation 2017	Real Estate Assets, Net of Accumulated Depreciation 2016
Filet of Chicken	10/24/2012	100.0%	Industrial	Forest Park, GA	$ 4,892,705	$ 5,096,368
Amberly	1/17/2013	97.7%	Multi-Family	Tampa, FL	52,566,337	54,460,459
Lofton Place	4/30/2013	93.2%	Multi-Family	Tampa, FL	21,921,527	22,654,564
Arlington Park	5/8/2013	93.3%	Multi-Family	Marietta, GA	12,764,967	12,946,302
The Resort	6/24/2013	100.0%	Multi-Family	Pembroke Pines, FL	207,308,659	212,081,221
Bexley	11/1/2013	94.0%	Multi-Family	Marietta, GA	—	25,938,275
Cordova Regency	11/15/2013	99.3%	Multi-Family	Pensacola, FL	12,080,283	12,208,727
Crestview at Oakleigh	11/15/2013	99.3%	Multi-Family	Pensacola, FL	15,267,264	15,731,239
Inverness Lakes	11/15/2013	99.3%	Multi-Family	Mobile, AL	25,272,831	25,872,217
Kings Mill	11/15/2013	99.3%	Multi-Family	Pensacola, FL	17,866,529	18,334,194
Plantations at Pine Lake	11/15/2013	99.3%	Multi-Family	Tallahassee, FL	15,669,691	16,003,576
Verandas at Rocky Ridge	11/15/2013	99.3%	Multi-Family	Vestavia Hills, AL	13,170,791	13,476,823
Matthews Reserve	11/19/2013	90.0%	Multi-Family	Matthews, NC	19,692,084	19,964,498
City West	11/19/2013	90.0%	Multi-Family	Orlando, FL	20,439,848	20,629,783
Vinings Corner	11/19/2013	90.0%	Multi-Family	Smyrna, GA	31,122,724	31,977,619
Central Park	11/19/2013	90.0%	Multi-Family	Altamonte Springs, FL	32,125,940	32,831,665
Mission Gate	11/19/2013	90.0%	Multi-Family	Plano, TX	—	43,496,256
St. Marin	11/19/2013	90.0%	Multi-Family	Coppell, TX	65,269,141	66,828,052
Eastwood Village	12/12/2013	92.6%	Multi-Family	Stockbridge, GA	22,311,630	22,885,639
Monterey Village	12/12/2013	92.6%	Multi-Family	Jonesboro, GA	9,943,657	10,228,950
Hidden Creek	12/12/2013	92.6%	Multi-Family	Morrow, GA	4,058,655	4,276,588
Meadow Springs	12/12/2013	92.6%	Multi-Family	College Park, GA	11,020,760	11,289,629
Meadow View	12/12/2013	92.6%	Multi-Family	College Park, GA	12,062,242	12,327,181
Peachtree Landing	12/12/2013	92.6%	Multi-Family	Fairburn, GA	14,835,180	15,050,087
Indigo	12/31/2013	100.0%	Multi-Family	Jacksonville, FL	32,180,749	33,286,983
Plantations at Hillcrest	1/17/2014	99.3%	Multi-Family	Mobile, AL	—	6,437,384
Crestview at Cordova	1/17/2014	99.3%	Multi-Family	Pensacola, FL	7,116,695	7,456,426
Island Club	1/31/2014	100.0%	Multi-Family	Atlantic Beach, FL	10,984,632	11,490,530
Taco Bell, OK	6/4/2014	100.0%	Commercial	Yukon, OK	1,100,282	1,150,819
Taco Bell, MO	6/4/2014	100.0%	Commercial	Marshall, MO	1,355,280	1,414,204
Chesterfield	8/19/2014	85.0%	Self-Storage	Chesterfield, MI	4,812,905	4,997,172
Wyoming	8/19/2014	85.0%	Self-Storage	Wyoming, MI	4,156,299	4,300,083
Grand Rapids	8/19/2014	85.0%	Self-Storage	Grand Rapids, MI	6,089,700	6,311,002
Westland	8/28/2014	85.0%	Self-Storage	Westland, MI	4,127,305	4,208,322

Property	Acquisition Date	Ownership Percentage	Asset Type	Location	Real Estate Assets, Net of Accumulated Depreciation 2017	2016
State Street	8/28/2014	85.0%	Self-Storage	Ann Arbor, MI	3,675,310	3,812,414
Jackson	8/28/2014	85.0%	Self-Storage	Ann Arbor, MI	7,511,854	7,736,625
Kalamazoo	8/28/2014	85.0%	Self-Storage	Kalamazoo, MI	2,053,611	2,120,045
Canterbury	9/29/2014	92.5%	Multi-Family	Fort Wayne, IN	68,673,075	73,497,490
Abbie Lakes	9/30/2014	72.7%	Multi-Family	Canal Winchester, OH	11,811,398	12,428,735
Brooksedge	9/30/2014	72.7%	Multi-Family	Reynoldsburg, OH	11,001,035	11,233,895
Reserve at Abbie Lakes	9/30/2014	72.7%	Multi-Family	Canal Winchester, OH	25,234,473	25,638,673
Lakes Edge	9/30/2014	72.7%	Multi-Family	Pickerington, OH	9,666,991	10,260,161
Sunbury Ridge	9/30/2014	72.7%	Multi-Family	Columbus OH	12,473,445	12,963,284
Stonebridge	9/30/2014	72.7%	Multi-Family	Blacklick, OH	16,520,083	17,466,236
Jefferson Chase	9/30/2014	72.7%	Multi-Family	Blacklick, OH	13,023,799	13,715,354
Lake Ridge	10/29/2014	72.7%	Multi-Family	Hilliard, OH	7,153,500	7,700,911
Okemos	1/16/2015	85.0%	Self-Storage	Okemos, MI	6,046,456	6,318,497
Lansing West	1/16/2015	85.0%	Self-Storage	Lansing West, MI	1,460,419	1,515,228
Novi	1/16/2015	85.0%	Self-Storage	Novi, MI	5,622,397	5,820,712
Lake Orion	1/16/2015	85.0%	Self-Storage	Lake Orion, MI	5,846,264	6,000,438
Ypsilanti	1/16/2015	85.0%	Self-Storage	Ypsilanti, MI	3,074,576	3,106,308
Orchard Village	11/5/2015	80.0%	Multi-Family	Aurora, IL	32,991,405	33,334,381
Sterling Crimson	9/28/2016	64.2%	Student Housing	Tuscaloosa, AL	48,783,585	50,039,115
Hawks Ridge	9/28/2016	64.2%	Student Housing	Iowa City, IA	31,176,466	31,393,944
Islander Village	9/28/2016	64.2%	Student Housing	Corpus Christi, TX	12,631,770	12,735,013
Campus Quarters	9/28/2016	64.2%	Student Housing	Corpus Christi, TX	16,696,536	17,226,595
District on Luther	9/28/2016	64.2%	Student Housing	College Station, TX	37,441,476	36,680,313
West 22	9/28/2016	64.2%	Student Housing	Kennesaw, GA	52,204,745	53,725,369
Legacy	9/28/2016	64.2%	Student Housing	Statesboro, GA	7,348,787	6,917,923
University Crossing	9/28/2016	64.2%	Student Housing	Manhattan, KS	21,771,161	20,805,094
Union Place	12/7/2016	85.0%	Multi-Family	Franklin, MA	62,276,510	63,815,909
Seasons	1/30/2017	92.5%	Multi-Family	Laurel, MD	183,241,984	—
Villages of Baymeadows	10/31/2017	92.5%	Multi-Family	Jacksonville, FL	93,047,504	—
Casa del Mar	10/31/2017	92.5%	Multi-Family	Jacksonville, FL	15,058,462	—
Sutton Place	11/8/2017	92.5%	Multi-Family	Southfield, MI	50,834,042	—
Silver Oaks	11/8/2017	92.5%	Multi-Family	Southfield, MI	16,083,584	—
Total net real estate assets					**$ 1,606,023,995**	**$ 1,355,651,499**

5. Lease Intangibles

Lease intangibles consist of the following:

	As of December 31, 2017			As of December 31, 2016		
	Lease Intangibles	**Accumulated Amortization**	**Lease Intangibles, net**	**Lease Intangibles**	**Accumulated Amortization**	**Lease Intangibles, net**
In-place leases	$ 49,192,424	$ (45,514,029)	$ 3,678,395	$ 47,182,020	$ (32,346,147)	$ 14,835,873
Above-market leases	106,002	(106,002)	—	106,002	(31,801)	74,201
Below-market leases	(527,848)	527,848	—	(527,848)	158,354	(369,494)
Tenant relationships	239,208	(33,253)	205,955	$ 239,208	$ (26,817)	212,391
Deferred leasing costs	635,325	(180,122)	455,203	635,325	(141,609)	493,716
Total	**$ 49,645,111**	**$ (45,305,558)**	**$ 4,339,553**	**$ 47,634,707**	**$ (32,388,020)**	**$ 15,246,687**

Future amortization expense for the Company's lease intangibles is as follows: $3,169,033 (2018), $95,686 (2019), $95,686 (2020), $95,686 (2021), $95,686 (2022), and $787,776 (thereafter).

6. Real Estate Assets Held for Sale

As of December 31, 2017, the real estate assets held by the Central Park property met the criteria to be classified as held for sale. The Company entered into a purchase and sale agreement with an unrelated third party on November 14, 2017. The sale closed on January 18, 2018, resulting in the recognition of a gain in the amount of $20,015,513.

As of December 31, 2017, the real estate assets held by the St. Marin property met the criteria to be classified as held for sale. The Company entered into a purchase and sale agreement with an unrelated third party on December 5, 2017, amended on January 9, 2018. The sale closed on February 22, 2018, resulting in the recognition of a gain in the amount of $28,373,936.

Below is a summary of the major classes of real estate assets classified as held for sale:

Real Estate Assets Held for Sale	December 31, 2017	December 31, 2016
Land	$ 6,140,942	$ 3,718,768
Building and improvements	100,570,131	25,196,210
Furniture, fixtures, and equipment	2,359,724	1,276,097
Less: accumulated depreciation	(11,675,715)	(4,252,800)
Total net real estate assets held for sale	**$ 97,395,082**	**$ 25,938,275**

7. Common Control Merger

Effective May 23, 2016, the Company completed the Merger with the Affiliated REITs, with the Company continuing as the surviving corporation. The Affiliated REITs held an investment portfolio of real estate assets owned directly or through joint ventures. Substantially all of the Affiliated REITs revenues are derived from real estate operations. As the Company and the Affiliated REIT's were under common control at the time of the Merger, the results of operations have been combined from the date common control began.

Separate results for the Company, APRC and UPRC for the twelve months ended December 31, 2016 are as follows:

	For the Year Ended December 31, 2016			
	NPRC	APRC	UPRC	Total
Total revenues	$ 299,389,681	11,651,730	20,432,406	$ 331,473,817
Total costs and expenses	146,097,097	9,676,778	18,778,490	174,552,365
Total other (expense) income, net	(234,379,938)	(5,600,462)	(7,536,631)	(247,517,031)
Net loss before income tax	(81,087,354)	(3,625,510)	(5,882,715)	(90,595,579)
Income tax expense	(14,757)	—	—	(14,757)
Net loss	**$ (81,102,111)**	**(3,625,510)**	**(5,882,715)**	**$ (90,610,336)**

8. Unsecured Consumer Loans and Residual Interests in Securitizations

The Company purchased $520,691,146 and $580,599,910 aggregate principal of unsecured consumer loans from LendingClub, NBT, and Prosper during the year ended December 31, 2017 and 2016 respectively. On June 22, 2017, the Company sold 21,926 of its LendingClub loans with a total cost of $151,472,878 held in ACL III, ACL IV and ACL VI to the Consumer Loan Underlying Bond Grantor Trust 2017-NP1 ("CLUB 2017-NP1") for proceeds of $153,266,941, net of related transactions expenses, and a trust certificate representing 42.71% interest in the CLUB 2017-NP1 trust series, realizing a gain of $1,794,063. On October 22, 2017, the Company purchased an additional 4.94% interest in the equity certificate of the CLUB 2017-NP1 trust series for $3,480,000. The Company's portfolio of unsecured consumer loans consists of a large number of small balance homogeneous loans. As of December 31, 2017, the portfolio consisted of 105,315 loans having an average outstanding principal balance of $6,076 and a maximum balance of $50,000 at the time of origination. As of December 31, 2017, the unsecured consumer loans were issued with stated interest rates ranging from 4.0% to 36.0% with a weighted average interest rate of 24.8% based on outstanding principal of the unsecured consumer loans. As of December 31, 2016, the portfolio consisted of 113,282 loans having an average outstanding principal balance of $7,033 and maximum balance of $50,000. As of December 31, 2016, the unsecured consumer loans were issued with stated interest rates ranging from 4.0% to 36.0% with a weighted average interest rate of 23.4% based on outstanding principal of the unsecured consumer loans.

The ability of the borrowers of the unsecured consumer loans to repay the Company are affected by their continuing financial stability. The credit risk of the unsecured consumer loans and the residual interest in securitizations is considered to be higher than for secured loans.

The Lending Platforms classify the unsecured consumer loans into separately identified pools by rating ("Rating"), which indicates the expected level of risk associated with the loan. Each Rating corresponds to an estimated average annualized loss rate range as of the time the Rating is given. The estimated annual loss rate for each loan is based primarily on a proprietary custom risk model developed by each of the Lending Platforms using their respective historical data, borrower specific factors and Fair Isaac Corporation score ("FICO score") obtained from a credit reporting agency. As part of the Rating determination, the Lending Platforms also consider borrower specific factors such as, but not limited to, credit related inquiries in the last six months and debt-to-income ratio.

Ratings are not consistent between Lending Platforms; as such the Company stratifies its unsecured consumer loans into separately identified pools based on the FICO score obtained from a credit reporting agency and as provided by each Lending Platform at origination. The stratified pools are designated "Super Prime," "Prime" or "Near Prime," and defined as follows: Super Prime loans as loans to borrowers with a FICO score of 720 or greater, Prime Loans as loans to borrowers with a FICO score of between 660 and 719 and Near Prime loans as loans to borrowers with a FICO score of between 659 and 600.

The following table summarizes the Company's unsecured consumer loans held as of December 31, 2017:

Category	Outstanding Principal	Fair Value	Interest Rate Range	Weighted Average Interest Rate*
Super Prime	$ 28,643,862	$ 27,730,473	4.0% - 30.0%	13.3%
Prime	90,104,451	85,268,067	4.0% - 36.0%	16.0%
Near Prime	521,138,923	483,149,470	6.0% - 36.0%	26.9%
Total Loans	**$ 639,887,236**	**$ 596,148,010**		**24.8%**

The following table summarizes the unsecured consumer loans held as of December 31, 2016:

Category	Outstanding Principal	Fair Value	Interest Rate Range	Weighted Average Interest Rate*
Super Prime	$ 54,946,564	$ 53,641,384	4.0% - 34.0%	11.7%
Prime	156,404,965	149,536,540	5.3% - 36.0%	15.4%
Near Prime	585,331,147	556,411,497	6.0% - 36.0%	26.7%
Total Loans	**$ 796,682,676**	**$ 759,589,421**		**23.4%**

** Based on outstanding principal of the unsecured consumer loans.*

The following table summarizes the delinquency status of the unsecured consumer loans:

	December 31, 2017			December 31, 2016		
Delinquency Status	Outstanding Principal	Fair Value	% of Total	Outstanding Principal	Fair Value	% of Total
Current	$ 573,760,325	$ 565,138,510	94.80 %	$ 732,441,199	$ 728,328,320	95.88 %
1 - 30 days	29,821,122	23,949,424	4.02 %	28,801,716	23,898,297	3.15 %
31 - 60 days	13,497,725	3,697,017	0.62 %	13,269,119	4,125,694	0.54 %
61 - 90 days	11,988,876	2,140,942	0.36 %	11,856,214	2,121,720	0.28 %
91 - 120 days	10,819,188	1,222,117	0.20 %	10,314,428	1,115,390	0.15 %
Total Loans	**$ 639,887,236**	**$ 596,148,010**	**100.00%**	**$ 796,682,676**	**$ 759,589,421**	**100.00%**

9. Fair Value of Financial Instruments

The fair value of a financial instrument is defined as the price that we would receive upon selling an asset or pay to transfer a liability in an orderly transaction to an independent buyer in the principal or most advantageous market in which that financial instrument is transacted.

In all cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to each investment.

Unsecured Consumer Loans, Residual Interests in Securitizations, and Revolving Credit Facilities at Fair Value

All of our financial instruments measured at fair value on a recurring basis were classified as Level 3 as of December 31, 2017 and 2016. We did not transfer any assets or liabilities in or out of Level 3 during the years ended December 31, 2017 and 2016. Transfers between levels, should they occur, will be recognized at the beginning of the quarter during which the asset or liability was transferred.

The unsecured consumer loans, residual interests in securitizations, and revolving credit facilities do not trade in an active market with readily observable prices. For the unsecured consumer loans and residual interests in securitizations, fair value is estimated by using a discounted cash flow methodology based upon significant unobservable inputs, such as loss adjusted discount rates and projected loss rates. The loss adjusted discount rates are used to discount the estimated future cash flows expected to be received from the underlying unsecured consumer loans, which includes both future principal and interest payments. The projected loss rates are based on the perceived credit risk inherent in each Rating of the unsecured loan portfolio. For the revolving credit facilities, fair value is estimated using a yield analysis methodology based upon significant unobservable inputs, such as market yield. Significant increases or decreases in the unobservable inputs, such as loss adjusted discount rates, projected loss rates or market yield would result in a decrease or increase, respectively, in the fair value measurement. See Notes 8 and 9 for details of the unsecured consumer loans.

The following table shows the fair value of our unsecured consumer loans, residual interest in securitizations, and revolving credit facilities disaggregated into the three levels of the ASC 820, *Fair Value Measurement* ("ASC 820") valuation hierarchy as of December 31, 2017.

	Level 1	Level 2	Level 3	Total
Assets				
Unsecured consumer loans	$ —	$ —	$ 596,148,010	$ 596,148,010
Residual interests in securitizations	—	—	33,689,314	33,689,314
Total investments at fair value	**$ —**	**$ —**	**$ 629,837,324**	**$ 629,837,324**
Liabilities				
Revolving credit facilities	$ —	$ —	$ 264,130,359	$ 264,130,359

The following table shows the fair value of our unsecured consumer loans and revolving credit facilities disaggregated into the three levels of the ASC 820 valuation hierarchy as of December 31, 2016.

	Level 1	Level 2	Level 3	Total
Assets				
Unsecured consumer loans	$ —	$ —	$ 759,589,421	$ 759,589,421
Liabilities				
Revolving credit facilities	$ —	$ —	$ 217,579,369	$ 217,579,369

Refer to Note 8 for details of the unsecured consumer loans.

The following table shows the aggregate changes in the fair value of our Level 3 unsecured consumer loans and residual interests in securitizations during the years ended December 31, 2017 and 2016.

	Unsecured Consumer Loans	Residual Interests in Securitizations
Fair Value at December 31, 2015	**$ 611,374,694**	**$ —**
Purchases	580,599,910	—
Principal payments	(328,436,658)	—
Proceeds from recoveries and sales of charged off loans	(5,469,337)	—
Carrying value before fair value adjustments	**858,068,609**	—
Fair value adjustments:		
Net increase in unrealized depreciation	(27,931,689)	—
Charge offs	(76,016,836)	—
Recoveries	5,469,337	—
Fair value adjustments	**(98,479,188)**	—
Fair Value at December 31, 2016	**759,589,421**	—
Purchases	520,691,146	33,949,823
Sales	(153,266,941)	—
Principal payments	(407,993,257)	—
Proceeds from recoveries and sales of charged off loans	(10,683,136)	—
Accretion of residual interests	—	1,945,931
Carrying value before fair value adjustments	**708,337,233**	**35,895,754**
Fair value adjustments:		
Net increase in unrealized depreciation	(6,645,971)	(2,206,440)
Realized gain on sale into securitization	1,794,063	—
Charge-offs	(118,020,451)	—
Recoveries	10,683,136	—
Fair value adjustments	**(112,189,223)**	**(2,206,440)**
Fair Value at December 31, 2017	**$ 596,148,010**	**$ 33,689,314**

For the year ended December 31, 2017, the net increase in unrealized depreciation on the unsecured consumer loans was $(47,413,109) for unsecured consumer loans still held as of December 31, 2017. For the year ended December 31, 2016, the net increase in unrealized depreciation on the unsecured consumer loans was $(36,144,978) for unsecured consumer loans still held as of December 31, 2016.

The unsecured consumer loans noted a net increase in unrealized depreciation of $(6,645,971) and $(27,931,689), for the years ended December 31, 2017 and 2016, respectively. The residual interests in securitizations noted a net increase in unrealized depreciation of $(2,206,440) for the year ended December 31, 2017. The unrealized depreciation which is part of the fair value adjustments included in net loss on the consolidated statements of operations is primarily attributable to instrument-specific changes in estimated future credit losses (i.e. default losses). Pools of unsecured consumer loans, based on purchase month and Rating, that are projected to have higher future default losses than previously estimated have lower expected future cash flows over the remaining life, which reduces the estimated fair value. Conversely, the pools of unsecured consumer loans that are projected to have lower future default losses than previously estimated have higher expected future cash flows over the remaining life, which increases the estimated fair value. Changes in the unobservable inputs, such as loss adjusted discount rates and projected loss rates, may have a significant impact on the fair value of unsecured consumer loans. These unobservable inputs will (in isolation) have a directionally opposite impact on the fair value of unsecured consumer loans for a given change in that input.

The following table shows the aggregate changes in the fair value of our Level 3 revolving credit facilities during the year ended December 31, 2017 and 2016.

		Revolving Credit Facilities
Fair Value at December 31, 2015	$	**349,574,835**
Borrowings		290,181,851
Principal payments		(422,177,317)
Carrying value before fair value adjustments		**217,579,369**
Net change in fair value		—
Fair Value at December 31, 2016		**217,579,369**
Borrowings		357,756,148
Principal payments		(311,205,158)
Carrying value before fair value adjustments		**264,130,359**
Net change in fair value		—
Fair Value at December 31, 2017	$	**264,130,359**

Financial Instruments Not Recorded at Fair Value

The fair values of the Company's assets and liabilities, which qualify as financial instruments, approximate the carrying amounts presented on the combined consolidated balance sheets, except for debt related to consolidated VIE and senior secured term loans, which have been presented in the table below:

	December 31, 2017		December 31, 2016	
	Carrying Value	**Estimated Fair Value**	**Carrying Value**	**Estimated Fair Value**
Liabilities				
Debt related to consolidated VIE	$ 87,198,587	$ 88,124,945	$ 208,872,814	$ 212,909,545
Senior secured term loans	$ 552,753,007	$ 553,079,958	$ 624,003,996	$ 625,485,383

The ranges of unobservable inputs used in the fair value measurement of our Level 3 financial instruments as of December 31, 2017 and 2016 were as follows:

December 31, 2017

Assets/Liabilities	Fair Value	Valuation Technique	Unobservable Input	Weighted Average	Range
Unsecured consumer loans	$596,148,010	Discounted cash flow	Loss-adjusted discounted rate	11.48%	3.00% - 14.50%
			Projected loss rate	7.82%	0.01% - 22.71%
			Recovery rate	9.48%	7.50% - 11.00%
Residual interests in securitizations	$ 33,689,314	Discounted cash flow	Cumulative prepay % of cutoff balance	20.84%	20.64% - 21.05%
			Cumulative default % of cutoff balance	22.34%	21.27% - 23.40%
			Severity	90.00%	90.00% - 90.00%
			Discount rate	14.01%	14.01% - 14.01%
Revolving credit facilities	$264,130,359	Yield analysis	Market yield	4.10%	1.90% - 7.30%

December 31, 2016

Assets/Liabilities	Fair Value	Valuation Technique	Unobservable Input	Weighted Average	Range
Unsecured consumer loans	$759,589,421	Discounted cash flow	Loss-adjusted discounted rate	11.2%	3.00% - 14.43%
			Projected loss rate	10.92%	0.36% - 22.58%
			Recovery rate	6.25%	6.00% - 10.00%
Revolving credit facilities	$217,579,369	Yield Analysis	Market yield	4.1%	1.9% - 9.0%

10. Variable Interest Entity

Special Purpose Entities ("SPEs") are entities designed to fulfill a specific limited need of the entity that organizes it and are often used to facilitate transactions that involve securitizing financial assets. The objective of such transactions may include obtaining non-recourse financing, obtaining liquidity or refinancing the underlying securitized financial assets on more favorable terms than available on such assets on an unsecuritized basis. Securitization involves transferring assets to a SPE to convert all or a portion of those assets into cash before they would have been realized in the normal course of business, through the SPEs issuance of debt or equity instruments. Investors in a VIE usually have recourse only to the assets in the SPE and, depending on the overall structure of the transaction, may benefit from various forms of credit enhancement, such as over-collateralization, priority with respect to receipt of cash flows relative to holders of other debt or equity instruments issued by the SPE, or additional credit enhancement provided by the subordination of mezzanine debt.

In determining the accounting treatment to be applied to securitization transactions, we evaluate whether the SPE used to facilitate the transaction was a VIE and, if so, whether it should be consolidated. The Company's variable interests in VIE's includes debt and equity interests that arose from securitization activities. We determine whether we are the primary beneficiary of a VIE upon our initial involvement with the VIE and reassess such determination on an ongoing basis. Our determination of whether we are the primary beneficiary of a VIE is based upon the facts and circumstances for each VIE and requires significant judgment. Our considerations in determining the VIE's most significant activities and whether we have power to direct those activities include, but are not limited to, the VIE's purpose and design and the risks passed through to investors, the voting interests of the VIE, management, service and/or other agreements of the VIE, involvement in the VIE's initial design and the existence of explicit or implicit financial guarantees. In situations where we have determined that the power over a VIE's significant activities is shared, we assess whether we are the party with the power over the most significant activities. If we are the party with the power over the most significant activities, we meet the "power" criteria of the primary beneficiary. If we do not have the power over the most significant activities or we determine that decisions require consent of each sharing party, we do not meet the "power" criteria of being considered the primary beneficiary.

We assess our variable interests in a VIE both individually and in aggregate to determine whether we have an obligation to absorb losses of, or a right to receive benefits from, the VIE that could potentially be significant to the VIE. The determination of whether our variable interest is significant to the VIE requires significant judgment. In determining the significance of our variable interest, we consider the terms, characteristics and size of the variable interests, the design and characteristics of the VIE, our involvement in the VIE and our market-making activities related to the variable interests.

Through December 31, 2017, we completed one securitization transaction associated with our financing of unsecured consumer loans in which the Company was determined to be the primary beneficiary of the VIE. In creating the securitization vehicle, we were involved in the decisions made during the establishment and design of the entity and hold variable interests consisting of debt and equity securities retained that could potentially be significant to the securitized vehicle. The assets of the securitized vehicle deemed a VIE, consist of unsecured consumer loans, which are available for the benefit of the vehicle's beneficial interest holders. The creditors of the VIE do not have recourse to our general credit, and the assets of the VIE are not available to satisfy any other debt. We have not provided financial or other support during the years ended December 31, 2017 and 2016 to the VIE that was not previously contractually required to provide.

The following table summarizes the key details of the VIE we consolidated as of December 31, 2017:

		October 2016 Securitization
Name of securitization trust consolidated as a VIE		MH 2016-LC1
Principal value of unsecured consumer loans sold into the securitization trust	$	314,135,226
Current principal value of unsecured consumer loans in securitization trust	$	99,415,954
Face amount of Class A Note issued by the VIE and sold to a third-party investor(1)	$	204,187,000
Stated interest rate for Class A Note issued		4.19%
Face amount of Class B Note issued by the VIE and sold to a third-party investor(1)	$	39,266,000
Stated interest rate for Class B Note issued		6.15%
Face amount of Class C Note issued by the VIE and sold to the Company(2)	$	39,266,000
Stated interest rate for Class C Note issued		10.00%
Year of final contractual maturity of Class A, B, and C Notes		2022
Cash received upon sale of the Class A and B notes sold to third-party investor	$	243,441,829
Face/Par value of residual interest certificate received by the Company(2)	$	42,290,561
Cumulative gross securitization expenses incurred (net of debt issuance costs of $915,187 as of December 31, 2017) (3)	$	3,700,643

(1) The Class A Notes will also benefit from the additional credit enhancement provided by the subordination of the Class B Notes and the Class C Notes and the Class B Notes also benefit from the additional credit enhancement provided by the subordination of the Class C Notes.

(2) Amount reflects 100% of the Class C Note the Company received, which is subordinate to and provides credit support for the sequential Class A and B notes sold to third-party investors. The Company retained the Class C Note until it was sold to a third-party investor on February 2, 2017, for cash proceeds of $39,723,448 net of related transaction expenses. The Class C Note and the associated interest expense was eliminated in consolidation with the associated trust for the period during which the Company held the security.

(3) Certain expenses incurred in connection with the securitization were capitalized as deferred charges and are amortized to interest expense based upon the actual repayments of the associated notes sold to a third party.

We consolidate the underlying trust associated with our MH 2016-LC1 Securitization. As a result, the notes that were sold to third-party investors is presented on our consolidated balance sheet as "Debt (net of debt issuance costs) related to consolidated VIE" and the unsecured consumer loans held by the trust that collateralize the securities issued by the trust are included as a component of "Unsecured consumer loans, at fair value" on our consolidated balance sheet. The third-party beneficial interest holders in the VIE have no recourse against us, except that we may have an obligation to repurchase assets from the VIE in the event that we breach certain representations and warranties in relation to the unsecured consumer loans sold to the VIE. Other than the foregoing, we have no obligation to provide, nor have we provided, any other explicit or implicit support to this or any other VIE that we consolidate.

Future scheduled principal payments of the debt related to the consolidated VIE, based on expected cash flows of the securitized unsecured consumer loans, as adjusted for projected losses and prepayments on such loans, at December 31, 2017 were as follows: $56,162,616 (2018), and $31,962,329 (2019).

The table below reflects the assets and liabilities recorded in our consolidated balance sheet related to our consolidated VIEs as of the dates presented. The assets and liabilities in the tables below are presented prior to consolidation and thus a portion of these assets and liabilities are eliminated in consolidation. As of December 31, 2017 and 2016, the Company held all the equity interests of the VIE.

	December 31, 2017	December 31, 2016
Restricted cash and cash equivalents	$ 11,181,297	$ 19,596,223
Unsecured consumer loans at fair value	93,182,654	267,642,484
Due from LendingClub Corporation	1,098,778	1,816,471
Interest receivable	1,693,096	4,401,157
TOTAL ASSETS	**$ 107,155,825**	**$ 293,456,335**
Debt (net of debt issuance costs) related to consolidated VIE [(a)]	$ 87,198,587	$ 248,138,814
Accrued expenses	132,704	84,354
Interest payable	130,701	80,754
Servicing fee payable	74,602	203,638
TOTAL LIABILITIES	**$ 87,536,594**	**$ 248,507,560**

(a) Debt related to consolidated VIE includes Class A Notes, Class B Notes and Class C Notes with a maturity date of November 25, 2022, outstanding principal balances of $9,592,945, $39,266,000 and $39,266,000 and interest rates of 4.19%, 6.15% and 10.00%, respectively. As of December 31, 2017 and 2016, $926,358 and $4,036,731, respectively, of unamortized debt issuance costs are recorded as a direct deduction to the debt.

The following table reflects the income and expense amounts recorded in our consolidated statements of operations related to our consolidated VIE for the periods presented:

	For the Year Ended	
	December 31, 2017	December 31, 2016
Interest income	$ 43,322,359	$ 17,794,560
Other income	177,589	7,655
Fair value adjustments	(35,403,039)	(10,044,295)
Gain on sale of interest in consolidated VIE	457,448	—
Total net revenues	8,554,357	7,757,920
Interest and credit facility expenses	12,555,034	2,853,412
Servicing, collection and upfront fees	2,186,989	670,287
Net (loss) income	**$ (6,187,666)**	**$ 4,234,221**

The following table reflects the amounts included on our consolidated statements of cash flows related to our consolidated VIEs for the periods presented:

	For the Year Ended	
	December 31, 2017	December 31, 2016
Cash Flows from Operating Activities:		
Net (loss) income	$ (6,187,666)	$ 4,234,221
Adjustments to reconcile net loss to net cash provided by operating activities:		
Fair value adjustments of unsecured consumer loans	35,403,039	10,044,295
Realized gain on sale of interest in consolidated VIE (Note 6)	(457,448)	—
Amortization of debt issuance costs - related to debt of the consolidated VIE	3,110,373	590,270
Changes in assets and liabilities:		
Decrease (increase) in interest receivable	2,708,061	(4,401,157)
Increase in interest payable	49,947	80,754
Increase in accrued expenses	48,350	84,354
(Decrease) increase in servicing fee payable	(129,036)	203,638
Net Cash Provided by Operating Activities	**34,545,620**	**10,836,375**
Cash Flows from Investing Activities:		
Purchases of unsecured consumer loans	—	(274,716,408)
Principal payments received on unsecured consumer loans	136,085,839	36,295,629
Proceeds from recoveries and sales of charged off loans	2,970,952	—
Proceeds from sale of debt related to consolidated VIE	39,723,448	—
Decrease (increase) in due from LendingClub Corporation	717,693	(1,816,471)
Net Cash Provided (Used) in Investing Activities	**179,497,932**	**(240,237,250)**
Cash Flows from Financing Activities:		
Borrowings under debt related to consolidated VIE	—	243,441,829
Principal payments under debt related to consolidated VIE	(164,050,600)	(30,543,455)
Decrease (increase) in restricted cash and cash equivalents	8,414,926	(19,596,223)
Debt issuance costs	—	(4,615,830)
Member contributions	—	42,290,561
Member distributions	(58,407,878)	(1,576,007)
Net Cash (Used) Provided by Financing Activities	**$ (214,043,552)**	**$ 229,400,875**
Net Increase in Cash and Cash Equivalents	—	—
Cash and Cash Equivalents at beginning of year	—	—
Cash and Cash Equivalents at end of year	**$ —**	**$ —**
Supplemental Disclosures		
Cash paid for interest expense	$ 9,427,435	$ 2,182,388
Non-Cash Investing and Financing Activities:		
Increase in borrowings under debt related to consolidated VIE	$ 39,266,000	$ —

Residual Interests in Securitization

In a securitization structured as a sale, in which the Company is not considered a primary beneficiary, we sold a pool of loans to a trust in exchange for cash and a certificate evidencing our residual ownership interest in the trust and the transaction was accounted for as a sale under GAAP.

During the year ended December 31, 2017, the Company sold 21,926 unsecured consumer loans (with a cost of $151,472,878 and accrued interest of $1,731,127) previously purchased from LendingClub to LendingClub Operated Aggregator Note (LOAN) NP I, LLC, resulting in the Club 2017-NP-1 securitization, for cash proceeds of $124,528,245 net of related transaction expenses, and a trust certificate with a fair value of $30,469,823 representing 42.71% interest in Club 2017-NP1 (the "Club 2017 Securitization"). The Company realized a gain of $1,794,063 on the sale. On September 28, 2017, the Company acquired an additional residual interest in the

securitization for $3,480,000. Gains or losses resulting from the securitizations of unsecured loans are recognized at the date of settlement and are based on the difference between the selling price, net of transaction costs, of the securitization and the amortized cost of the related unsecured consumer loans sold. We were not involved in the design or creation of the trust and our continuing involvement is typically passive in nature and does not provide us with the power to direct the activities that most significantly impact the economic performance of the securitization trust. As a result, we do not consolidate the Club 2017 Securitization trust, which we determined was a VIE, associated with this securitization.

Our maximum exposure to loss related to the Company's residual interest in the Club 2017 securitization is calculated as the maximum potential charge that we would recognize in earnings if that investment were to become worthless. The following table presents the carrying amounts and classification of the assets and liabilities recorded on our consolidated balance sheets related to our variable interests in unconsolidated VIEs and the associated maximum exposure to loss.

	December 31, 2017	
Residual Interests in Club 2017-NP-1, at Fair Value	$	33,689,314
Residual Interests in Club 2017-NP-1, at Amortized Cost	$	35,895,754

11. Revolving Credit Facilities

On April 21, 2014, ACL Trust closed a three year $50,000,000 revolving credit facility relating to Prosper unsecured consumer loans ("ACL Subsidiaries Facility") with Capital One. On November 13, 2014, American Consumer Lending (Prime), LLC was added as a borrower on the ACL Subsidiaries Facility. The ACL Subsidiaries Facility includes an accordion feature which allows the commitment to be increased to $100,000,000 in the aggregate. The ACL Subsidiaries Facility accordion feature was increased to $150,000,000 and $250,000,000 in the aggregate, on April 23, 2015 and October 30, 2015, respectively. The ACL Subsidiaries Facility was increased to $75,000,000, $95,000,000, $115,000,000 and $165,000,000 on October 7, 2014, November 13, 2014, April 23, 2015 and October 30, 2015 respectively, with the addition of four new lenders. For all advances made prior to April 21, 2015, the lender withheld an interest and fee reserve ("ACL Interest Reserve"). After April 21, 2015, the Company is required to maintain a minimum interest and fee reserve amount which is calculated as a product of 125 basis points of the unpaid principal balance on the ACL Subsidiaries Facility plus the product of 100 basis points of the aggregate outstanding principal balance of the unsecured consumer loans plus $10,000. On December 15, 2016 the ACL Subsidiaries Facility accordion feature was decreased to $100,000,000 and the minimum interest and fee reserve amount was updated to be calculated as a product of 250 basis points of the unpaid principal balance on the ACL Subsidiaries Facility plus the product of 100 basis points of the aggregate outstanding principal balance of the unsecured consumer loans plus $10,000. On a monthly basis, the lender withdraws related interest payments due from the ACL Interest Reserve. On April 13, 2017 Texas Capital Bank, National Association, replaced Capital One as agent of the ACL Subsidiaries Facility. On November 22, 2017 the remaining balance of the ACL Subsidiaries Facility was paid and the facility agreement terminated. As of December 31, 2016, the outstanding balance of the ACL Subsidiaries Facility was $75,211,476.

On December 30, 2014, ACL III Subsidiaries closed a three year $50,000,000 revolving credit facility relating to LendingClub unsecured consumer loans ("ACL III Subsidiaries Facility") with Capital One. The ACL III Subsidiaries Facility includes an accordion feature which allows the commitment to be increased to $100,000,000 in the aggregate. The ACL III Subsidiaries Facility accordion feature was increased to $150,000,000 in the aggregate on December 21, 2015. The ACL III Subsidiaries Facility was increased to $75,000,000 and $95,000,000 on March 31, 2015 and December 21, 2015, respectively, with the addition of two new lenders. For all advances made prior to September 23, 2015, the lender withheld an interest and fee reserve ("ACL III Interest Reserve"). After September 23, 2015, the Company is required to maintain a minimum interest and fee reserve amount which is calculated as a product of 125 basis points of the unpaid principal balance on the ACL III Subsidiaries Facility. On August 30, 2017 the outstanding balance of the ACL III Subsidiaries Facility was transferred from Capital One to Texas Capital Bank, National Association at which time the maximum commitment amount was decreased to $80,000,000. On December 20, 2017, Pacific Western Bank and Credit Suisse AG were added as lenders to the agreement and effectively increasing the maximum commitment to $150,000,000. On a monthly basis, the lender withdraws related interest payments due from the ACL III Interest Reserve. As of December 31, 2017 and 2016, the outstanding balances of the ACL III Subsidiaries Facility were $63,666,892 and $18,542,229, respectively.

On April 9, 2015, ACL IV Subsidiaries closed a three year $75,000,000 revolving credit facility relating to LendingClub unsecured consumer loans ("ACL IV Subsidiaries Facility") with Morgan Stanley Bank, N.A. The ACL IV Subsidiaries Facility includes an accordion feature which allows the commitment to be increased to

$150,000,000 in the aggregate. The ACL IV Subsidiaries Facility accordion feature was increased to $200,000,000 in the aggregate, on July 22, 2016. The total commitments under the ACL IV Subsidiaries Facility was increased to $125,000,000 and $200,000,000 on November 20, 2015 and July 22, 2016, respectively. For all advances, the lender withholds a cash reserve. The Company is required to maintain a minimum cash reserve amount which is calculated as a product of 175 basis points of the unpaid principal balance on the ACL IV Subsidiaries Facility. The total commitment under the ACL IV Subsidiaries Facility was decreased to $150,000,000 on August 31, 2017. As of December 31, 2017 and 2016, the outstanding balances of the ACL IV Subsidiaries Facility were $137,448,614 and $96,518,614, respectively.

On December 16, 2015, ACL Trust V closed a one and half year $75,000,000 revolving credit facility relating to Avant unsecured consumer loans ("ACL Trust V Facility") with Morgan Stanley Bank, N.A. The ACL Trust V Facility includes an accordion feature which allows the commitment to be increased to $150,000,000 in the aggregate. On July 28, 2016 the revolving credit facility amount and the commitment was decreased to $25,000,000. For all advances, the lender withholds a cash reserve. The Company is required to maintain a minimum cash reserve amount which is calculated as a product of 100 basis points of the unpaid principal balance on the ACL Trust V Facility. On March 17, 2017 the remaining balance of the ACL Trust V Facility was paid and the facility agreement terminated. As of December 31, 2016, the outstanding balance of the ACL Trust V Facility was $4,736,958.

On April 20, 2016, ACL PS closed a three year $50,000,000 revolving credit facility relating to NBT unsecured consumer loans ("ACL PS Facility") with Pacific Western Bank. The ACL PS Facility includes an accordion feature which allows the commitment to be increased to $100,000,000 in the aggregate. The Company is required to maintain a minimum cash reserve amount which is calculated as a product of 100 basis points of the unpaid principal balance on the ACL PS Facility. As of December 31, 2017 and 2016, the outstanding balances of the ACL PS Facility were $1,181,188 and $22,570,092, respectively.

On November 22, 2017, ACL VII closed a four year $65,869,951 revolving credit facility relating to Prosper and NBT unsecured consumer loans ("ACL VII Facility") with Macquarie Investments US Inc. As of December 31, 2017, the outstanding balance on the ACL VII Facility was $61,833,665.

The ACL Subsidiaries Facility, the ACL III Subsidiaries Facility, the ACL IV Subsidiaries Facility, the ACL Trust V Facility, the ACL PS Facility, and the ACL VII Facility are collectively referred to as "Revolving Credit Facilities".

The Revolving Credit Facilities contain restrictions pertaining to the unsecured consumer loans considered as eligible collateral. Restrictions on eligible collateral include, but are not limited to, the maximum and minimum size, maximum interest rate, original term and credit score of the borrower related to the unsecured consumer loans. The Revolving Credit Facilities also contains certain requirements relating to the portfolio of loans and portfolio performance, including, but are not limited to, minimum FICO score of borrowers, average aggregate principal amount payable, maximum delinquencies and charge-offs, maximum leverage ratios, minimum interest coverage ratios, minimum annual net income, violations of which could result in the early termination of the Revolving Credit Facilities. Borrowings on the Revolving Credit Facilities are generally limited to 50.0% to 80.0% of the outstanding eligible principal balance of the portfolio of unsecured consumer loans. The ACL IV Subsidiaries Facility and the ACL Trust V Facility include portfolio excess concentration tests which if greater than specified concentration limits decrease the amount of eligible collateral. As of December 31, 2017 the Company was in compliance with the requirements of the Revolving Credit Facilities, which could have a material impact on the Company.

The Revolving Credit Facilities require us to hold unsecured consumer loans as collateral in order to borrow under the credit facilities. During the terms of the Revolving Credit Facilities, all principal and interest payments on the unsecured consumer loans held as collateral are used to pay facility expenses, interest expenses or applied to reduce the outstanding balance on the Revolving Credit Facilities. The remaining balance will become due upon maturity.

Interest on borrowings under the ACL Subsidiaries Facility and ACL III Subsidiaries Facility is one-month LIBOR rate plus 350 basis points with a minimum LIBOR floor of 50 basis points. Interest on borrowings under the ACL IV Subsidiaries Facility is one-month LIBOR rate plus an applicable margin. The applicable margin is calculated as the product of 275 or 350 basis points and the applicable eligible unsecured consumer loan balance divided by the aggregate eligible unsecured consumer loan balance. After July 22, 2016 the applicable margin was calculated as the product of 325 or 400 basis points and the applicable eligible unsecured consumer loan balance divided by the aggregate eligible unsecured consumer loan balance. After August 31, 2017 the applicable margin was calculated as the product of 325 or 340 basis points and the applicable eligible unsecured consumer loan balance divided by the aggregate eligible unsecured consumer loan balance. As of December 31, 2017 and 2016, the

applicable margin was 338 and 374 basis points, respectively. Interest on borrowings under the ACL PS Facility is one-month LIBOR rate plus 400 basis points. Interest on borrowings under the ACL Trust V Facility is one-month LIBOR rate plus 450 basis points. As of December 31, 2017 and 2016, the one-month LIBOR rate was 156 and 77 basis points, respectively. Interest on borrowings under the ACL VII Facility is one-month LIBOR rate plus 300 basis points. Additionally, the lender charges a monthly fee on the unused portion of the ACL Subsidiaries Facility and ACL III Subsidiaries Facility equal to the product of 35 basis points per annum and the difference (if any) of the aggregate outstanding available credit facility and the average daily outstanding drawn principal balance. The lender charges a monthly fee on the unused portion of the ACL Trust V Facility equal to the product of 75 basis points per annum and the difference (if any) of the aggregate outstanding available credit facility and the average daily outstanding drawn principal balance. The monthly fee on the unused portion of the ACL IV Subsidiaries Facility, ACL Trust V Facility, and ACL PS Facility is equal to the product of 10 to 60 basis points, 25 to 75 basis points, and 35 to 50 basis points, respectively, and the difference (if any) of the average daily outstanding available credit facility and the average daily outstanding drawn principal balance, depending on the amount of the average daily outstanding drawn principal balance versus the maximum revolving credit facility.

During the years ended December 31, 2017 and 2016, we accrued $3,368,677 and $2,274,556 respectively, of agent fees, unused line fees and debt issuance costs on the Revolving Credit Facilities, which are recorded as interest expense on the combined consolidated statements of operations.

The Company intends to refinance the Revolving Credit Facilities which have stated maturity dates within the next year.

12. Mortgages Payable

The Company has outstanding mortgages payable that bear interest at either a fixed or variable rate. Each mortgage payable is secured by a respective real estate property and certain cash reserve accounts required by the borrowing agreements, which are included as restricted cash on the accompanying combined consolidated balance sheets. The following table presents a summary of our mortgages payable as of December 31, 2017 and 2016:

Mortgage Note	Interest Rate	Maturity Date	Amortizing or Interest Only	Outstanding Principal 12/31/2017	Outstanding Principal 12/31/2016
Amberly - Loan 1	3.75%	2/1/2023	Interest Only	39,600,000	39,600,000
Amberly - Loan 2	4.97%	2/1/2023	Interest Only	7,100,000	7,100,000
Lofton Place - Loan 1	3.97%	5/1/2023	Interest Only	16,965,000	16,965,000
Lofton Place - Loan 2	4.71%	5/1/2023	Amortizing	3,358,509	3,411,407
Arlington Park	4.08%	6/1/2023	Interest Only	9,650,000	9,650,000
The Resort - Loan 1	4.17%	7/1/2023	Amortizing	153,800,760	156,361,822
The Resort - Loan 2	4.80%	7/1/2023	Amortizing	23,653,982	24,112,933
Bexley - Loan 1 (1)	5.50%	4/1/2021	N/A	—	15,955,158
Bexley - Loan 2 (1)	4.86%	4/1/2021	N/A	—	5,714,498
Bexley - Loan 3 (1)	4.91%	4/1/2021	N/A	—	10,798,677
Cordova Regency - Loan 1	4.55%	12/1/2023	Interest Only	9,026,000	9,026,000
Cordova Regency - Loan 2	4.61%	12/1/2023	Interest Only	2,349,000	2,349,000
Crestview at Oakleigh - Loan 1	4.55%	12/1/2023	Interest Only	11,488,000	11,488,000
Crestview at Oakleigh - Loan 2	4.61%	12/1/2023	Interest Only	2,357,000	2,357,000
Inverness Lakes - Loan 1	4.55%	12/1/2023	Interest Only	19,400,000	19,400,000
Inverness Lakes - Loan 2	4.61%	12/1/2023	Interest Only	5,300,000	5,300,000
Kings Mill - Loan 1	4.55%	12/1/2023	Interest Only	13,622,000	13,622,000
Kings Mill - Loan 1	4.61%	12/1/2023	Interest Only	3,928,000	3,928,000
Plantations at Pine Lake - Loan 1	4.55%	12/1/2023	Interest Only	11,817,000	11,817,000
Plantations at Pine Lake - Loan 2	4.61%	12/1/2023	Interest Only	2,275,000	2,275,000
Verandas at Rocky Ridge	4.55%	12/1/2023	Interest Only	10,205,000	10,205,000
Matthews Reserve - Loan 1	4.46%	12/1/2023	Interest Only	17,571,000	17,571,000
Matthews Reserve - Loan 2	5.61%	12/1/2023	Amortizing	2,347,260	2,378,307
City West - Loan 1	4.46%	12/1/2023	Interest Only	18,533,000	18,533,000
City West - Loan 2	5.59%	12/1/2023	Amortizing	4,728,309	4,791,107
Vinings Corner - Loan 1	4.46%	12/1/2023	Interest Only	26,640,000	26,640,000
Vinings Corner - Loan 2	5.50%	12/1/2023	Amortizing	6,261,011	6,345,738
Central Park - Loan 1	4.46%	12/1/2023	Interest Only	27,471,000	27,471,000

Mortgage Note	Interest Rate	Maturity Date	Amortizing or Interest Only	Outstanding Principal 12/31/2017	Outstanding Principal 12/31/2016
Central Park - Loan 2	5.55%	12/1/2023	Amortizing	2,322,156	2,353,251
Mission Gate - Loan 1 (2)	4.46%	12/1/2023	N/A	—	36,148,000
Mission Gate - Loan 2 (2)	5.55%	12/1/2023	N/A	—	5,528,902
St. Marin - Loan 1	4.46%	12/1/2023	Interest Only	53,863,000	53,863,000
St. Marin - Loan 2	5.53%	12/1/2023	Amortizing	8,520,289	8,634,847
Eastwood Village - Loan 1	4.60%	1/1/2024	Amortizing	19,509,315	19,780,146
Monterey Village - Loan 1	4.60%	1/1/2024	Amortizing	9,065,527	9,190,465
Hidden Creek - Loan 1	4.60%	1/1/2024	Amortizing	3,569,082	3,617,572
Meadow Springs - Loan 1	4.60%	1/1/2024	Amortizing	10,038,910	10,175,845
Meadow View - Loan 1	4.60%	1/1/2024	Amortizing	10,986,577	11,138,592
Peachtree Landing - Loan 1	4.60%	1/1/2024	Amortizing	13,386,104	13,572,132
Indigo	4.49%	7/1/2023	Amortizing	27,402,362	27,874,074
Plantations at Hillcrest (3)	4.43%	12/1/2020	N/A	—	4,834,337
Crestview at Cordova - Loan 1	4.43%	12/1/2020	Amortizing	4,684,794	4,813,349
Crestview at Cordova - Loan 2	4.43%	12/1/2020	Amortizing	3,188,709	3,230,570
Island Club - Loan 1	4.36%	1/1/2019	Amortizing	7,000,938	7,136,427
Island Club - Loan 2	5.14%	1/1/2019	Amortizing	1,526,032	1,551,972
Chesterfield	4.51%	9/6/2024	Interest Only	4,350,000	4,350,000
Wyoming	4.51%	9/6/2024	Interest Only	3,600,000	3,600,000
Grand Rapids	4.51%	9/6/2024	Interest Only	5,460,000	5,460,000
Westland	4.45%	9/6/2024	Interest Only	3,480,000	3,480,000
State Street	4.45%	9/6/2024	Interest Only	3,345,000	3,345,000
Jackson	4.45%	9/6/2024	Interest Only	6,695,000	6,695,000
Kalamazoo	4.45%	9/6/2024	Interest Only	1,775,000	1,775,000
Canterbury Green - Loan 1	4.21%	10/1/2024	Interest Only	65,825,000	65,823,754
Canterbury Green - Loan 2	5.13%	10/1/2024	Amortizing	8,283,996	8,405,359
Abbie Lakes	4.20%	10/1/2024	Interest Only	10,440,000	10,440,000
Brooksedge	4.20%	10/1/2024	Interest Only	11,000,000	11,000,000
Reserve at Abbie Lakes	4.20%	10/1/2024	Interest Only	20,142,000	20,142,000
Lakes Edge	4.20%	10/1/2024	Interest Only	10,080,000	10,080,000
Sunbury Ridge	4.20%	10/1/2024	Interest Only	10,480,000	10,480,000
Stonebridge	4.20%	10/1/2024	Interest Only	15,480,000	15,480,000
Jefferson Chase	4.20%	10/1/2024	Interest Only	12,240,000	12,240,000
Lake Ridge	4.11%	11/1/2024	Interest Only	8,040,000	8,040,000
Okemos	4.19%	3/6/2025	Interest Only	5,620,000	5,620,000
Lansing West	4.19%	3/6/2025	Interest Only	1,305,000	1,305,000
Novi	4.19%	3/6/2025	Interest Only	5,025,000	5,025,000
Lake Orion	4.19%	3/6/2025	Interest Only	5,225,000	5,225,000
Ypsilanti	4.19%	3/6/2025	Interest Only	2,630,000	2,630,000
Orchard Village	4.43%	12/1/2025	Interest Only	26,450,000	26,450,000
Sterling Crimson	4.20%	10/1/2026	Interest Only	41,250,000	41,250,000
Hawk's Ridge	4.20%	10/1/2026	Interest Only	24,825,000	24,825,000
Islander Village	4.20%	10/1/2026	Interest Only	10,800,000	10,800,000
Campus Quarters	4.20%	10/1/2026	Interest Only	14,175,000	14,175,000
District on Luther	4.20%	10/1/2026	Interest Only	32,058,000	32,058,000
West 22	4.20%	10/1/2026	Interest Only	44,727,000	44,727,000
Legacy (4)	3.17%	2/1/2020	Interest Only	5,547,703	5,291,500
University Crossing (4)	3.17%	2/1/2020	Interest Only	17,487,362	15,921,021
Union Place	4.42%	1/1/2027	Interest Only	51,800,000	51,800,000
Eastwood Village - Loan 2	4.39%	1/1/2024	Amortizing	3,220,011	3,277,994
Monterey Village - Loan 2	4.39%	1/1/2024	Amortizing	1,993,107	2,028,996
Hidden Creek - Loan 2	4.39%	1/1/2024	Amortizing	1,165,019	1,185,998
Meadow Springs - Loan 2	4.39%	1/1/2024	Amortizing	2,980,328	3,033,994
Meadow View - Loan 2	4.39%	1/1/2024	Amortizing	2,087,408	2,124,996
Peachtree Landing - Loan 2	4.39%	1/1/2024	Amortizing	2,100,178	2,137,996
Seasons	4.59%	2/1/2029	Interest Only	153,580,000	—

Mortgage Note	Interest Rate	Maturity Date	Amortizing or Interest Only	Outstanding Principal 12/31/2017	Outstanding Principal 12/31/2016
Abbie Lakes - Loan 2	5.82%	10/1/2024	Interest Only	2,615,000	—
Brooksedge - Loan 2	5.82%	10/1/2024	Interest Only	2,502,000	—
Reserve at Abbie Lakes - Loan 2	5.82%	10/1/2024	Interest Only	3,114,000	—
Lakes Edge - Loan 2	5.84%	10/1/2024	Interest Only	4,400,000	—
Sunbury Ridge - Loan 2	5.83%	10/1/2024	Interest Only	3,635,000	—
Stonebridge - Loan 2	5.84%	10/1/2024	Interest Only	2,848,000	—
Jefferson Chase - Loan 2	5.82%	10/1/2024	Interest Only	4,960,000	—
Lake Ridge - Loan 2	5.82%	11/1/2024	Interest Only	1,560,000	—
Villages of Baymeadows	4.14%	11/1/2027	Interest Only	76,560,000	—
Casa Del Mar	4.14%	11/1/2027	Interest Only	12,240,000	—
Sutton Place	4.03%	12/1/2029	Interest Only	44,044,000	—
Silver Oaks	4.03%	12/1/2029	Interest Only	14,185,000	—
Total outstanding principal				**$ 1,453,940,738**	**$ 1,210,338,736**
Less: unamortized discount and debt issuance costs				(10,414,151)	(9,582,458)
Total mortgages payable, net of unamortized discount and debt issuance costs				**$ 1,443,526,587**	**$ 1,200,756,278**

(1) Bexley was disposed of on January 19, 2018 (Note 3). The mortgage payable was extinguished at date of sale.
(2) Mission Gate was disposed of on June 15, 2017 (Note 3). The mortgage payable was extinguished at date of sale.
(3) Plantations at Hillcrest was disposed of on August 29, 2017 (Note 3). The mortgage payable was extinguished at date of sale.
(4) Interest at a variable rate indexed to the one month USD LIBOR interest rate, plus 240 basis points. Rate noted is as of December 31, 2017.

On August 29, 2017, in connection with the sale of the Plantation at Hillcrest property, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $4,769,699. As a result, the Company recognized a loss on early extinguishment of debt of $421,555, which is included within interest expense on the combined consolidated statements of operations.

On June 15, 2017, in connection with the sale of the Mission Gate property, as described in Note 3, *Recent Real Estate Transactions*, the associated outstanding mortgage balance in the amount of $41,715,014 was assumed by the acquirer. As a result, the Company recognized a loss on early extinguishment of debt of $240,968, which is included within interest expense on the combined consolidated statements of operations.

On January 18, 2017, in connection with the sale of the Bexley property, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $32,429,255. As a result, the Company recognized a loss on early extinguishment of debt of $4,685,165, which is included within interest expense on the combined consolidated statements of operations.

On October 28, 2016, in connection with the Abbington property sale, as described in Note 3, *Recent Real Estate Transactions*, the Company repaid the outstanding associated mortgage balance of $17,065,867. As a result, the Company recognized a loss on early extinguishment of debt of $2,260,169, which is included within interest expense on the combined consolidated statements of operations.

The Company recognizes a debt discount or premium in connection with mortgages assumed at fair value in accordance with ASC 805. The unamortized debt discount of $221,025 and $433,137 is included in mortgage payables on the accompanying combined consolidated balance sheets at December 31, 2017 and 2016, respectively. Amortization of mortgage discount of $61,038 and $96,585 is included in interest expense in the combined consolidated statements of operations for the years ended December 31, 2017 and 2016.

Future scheduled principal payments of mortgage payable are as follows: $8,973,308 (2018), $19,929,564 (2019), $45,816,130 (2020), $16,625,926 (2021), $19,814,505 (2022), and $1,342,781,305 (thereafter).

13. Income Taxes

Income taxes consisted of the following for the years ended:

	December 31, 2017	December 31, 2016
Current federal tax benefit	$ —	$ 131,156
Current state tax expense	(198,777)	(145,913)
Net deferred federal tax expense	—	—
Net deferred state tax expense	—	—
Income tax expense	**$ (198,777)**	**$ (14,757)**

Income tax expense for the years ended December 31, 2017 and 2016 differs from the amount determined by applying the statutory federal rate of 34.0% to income (loss) before income tax expense generated by the Company's taxable REIT subsidiaries as follows:

	December 31, 2017		December 31, 2016	
	Amount	Rate	Amount	Rate
Income tax benefit at federal tax rate	**$ 4,988,886**	**(34.0)%**	**$ 3,071,015**	**(34.0)%**
Change in valuation allowance	(137,586)	1.0%	(6,840,506)	75.7%
Tax benefit from fair value adjustment prior to sale to affiliate	4,094,379	(27.9)%	2,601,241	(28.8)%
(Loss) income not subject to entity level tax	(4,392,399)	29.9%	1,118,640	(12.4)%
Prior year tax adjustment	—	—%	131,155	(1.4)%
State income taxes, net of federal tax effect	(131,194)	0.9%	(96,302)	1.1%
Change in federal tax rate	(4,620,863)	31.5%	—	—%
Income tax expense	**$ (198,777)**	**1.4%**	**$ (14,757)**	**0.2%**

Deferred tax assets consist of the following:

	December 31, 2017	December 31, 2016
Deferred federal tax benefit	$ 7,464,471	$ 7,157,597
Deferred state tax benefit	867,512	1,036,800
Total deferred tax assets	**8,331,983**	**8,194,397**
Valuation allowance	(8,331,983)	(8,194,397)
Deferred tax assets after valuation allowance	**$ —**	**$ —**

The tax effected cumulative temporary differences that give rise to the deferred tax assets as of December 31, 2017 and 2016 are the debt issuance costs on the revolving credit facilities, interest income on delinquent loans which are not charged off and the federal and state net operating losses from prior periods. Deferred tax assets are recognized subject to our judgment that realization is more likely than not. As of December 31, 2017 and 2016, the Company provided a full allowance on the deferred tax assets as it is more likely than not that these assets will not result in future tax benefits.

ASC 740, Income Taxes ("ASC 740") provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the consolidated financial statements. ASC 740 requires the evaluation of tax positions taken or expected to be taken in the course of preparing our tax returns to determine whether the tax positions are "more-likely-than-not" of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are recorded as a tax benefit or expense in the current year. As of December 31, 2017 and 2016, we did not have a liability for any unrecognized tax benefits. Management's determinations regarding ASC 740 may be subject to review and adjustment at a later date based upon factors including, but not limited to, an ongoing analysis of tax laws, regulations and interpretations thereof. The Company received a notice that one of its subsidiary's 2014 federal tax return had been selected for examination by the Internal Revenue Service; the examination was closed in 2016 without any adjustments. For the year ended December 31, 2017, no such notice was received for examination by the Internal Revenue Service. We file tax returns for U.S. Federal, various states and foreign jurisdictions. The statute of limitation is open for all jurisdictions for tax years beginning in 2014.

The Company's policy is to classify interest and penalties on tax positions, if any, as expenses. For the year ended December 31, 2017 and 2016, no interest and penalties has been accrued.

14. Equity

As of December 31, 2017 and 2016, the Company authorized 100,000,000 common shares, par value $0.001. NPH is the Company's sole common stockholder. As of December 31, 2017 and 2016, the Company paid an aggregate of $452,273,635 and $410,319,194 of dividends on common shares, respectively.

As of December 31, 2017 and 2016, the Company had 125 shares outstanding in connection with a private placement of 12.5% Series A Cumulative Non-Voting Preferred Stock, par value $0.001 per share (Series A Preferred Stock), respectively. In general, holders of Series A Preferred Stock are entitled to receive cumulative dividends semiannually at a per annum rate equal to 12.5% of the total purchase price of $1,000 per share plus accumulated and unpaid dividends. The Series A Preferred Stock is redeemable by the Company for $1,000 per share plus accumulated and unpaid dividends. Upon liquidation and dissolution of the Company, the holders of the Series A Preferred Stock are entitled to a liquidation preference in the amount of the share's purchase price, plus all accumulated and unpaid dividends. Series A Preferred Stock are not convertible or exchangeable for any other property or securities of the Company. On May 23, 2016, in connection with the merger of the Affiliated REITs, the Company redeemed 250 shares of 12.5% Series A Preferred Stock at a total price of $250,000 plus the accrued unpaid dividend of $12,413. As of December 31, 2017 and 2016, the Company paid an aggregate of $188,624 and $172,999 of dividends on Series A preferred shares, respectively.

15. Related Party Transactions

On December 31, 2013, the Company entered into a management assistance agreement with Prospect Administration LLC ("Prospect") to provide significant managerial assistance to the Company on behalf of PSEC. On May 23, 2016, in connection with the merger of the Affiliated REITs, the management assistance agreement was amended to increase the annual fee to $1,300,000.

In accordance with the Investment Company Act of 1940, PSEC must make available "significant managerial assistance" to the Company. Prospect provides assistance with significant guidance and counsel concerning the management, operations, and business objectives and policies to the Company. Services may include arranging financing, managing relationships with financing sources, restructuring existing debt and evaluating acquisition and divestiture opportunities. Prospect also exercises a controlling influence over the policies of the Company. On a quarterly basis, the Company pays a managerial assistance fee to Prospect for time and effort in assisting and providing commercial and mezzanine lending, investment banking, and private equity investing services. The Company incurred managerial assistance fees of $1,300,000 for the years ended December 31, 2017 and 2016, which are included in management fees in the accompanying combined consolidated statements of operations.

On a quarterly basis, the Company pays Prospect for professional services provided related to legal counsel, taxation, and general accounting. For the years ended December 31, 2017 and 2016, the Company incurred professional service fees of $1,735,894 and $7,089,293, respectively, which is included in general and administrative expenses in the accompanying combined consolidated statements of operations. As of December 31, 2017 and 2016, $122,179 and $3,621,627, respectively, is due to Prospect and is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

As of December 31, 2017, $11,477 and $19,707 is due to Prospect Capital Management ("PCM") and PSEC, respectively, for reimbursement of expenses paid on behalf of the Company and is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

As of December 31, 2016, $3,186 is due to PSEC for reimbursement of expenses paid on behalf of the Company and is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

The Company generally incurs a 2% to 3% structuring fee for the PSEC equity portion of each acquired property. The structuring fee is paid to PSEC for structuring and providing guidance for each purchase transaction. For the years ended December 31, 2017 and 2016, the Company incurred structuring fees of $1,883,103 and $1,320,255, respectively. These amounts are included in the acquisition costs line item in the accompanying combined consolidated statements of operations.

On February 9, 2016, the Company entered into an Amended and Restated Services Agreement with First Financial Partners, Inc. ("FFP"), whose principal and sole owner is Mr. Stock, Chief Executive Officer of the Company, regarding the Company's engagement of FFP as an independent contractor to provide transaction and execution services. For the year ended December 31, 2017 and 2016, the Company incurred professional service fees and related expenses of $20,000 and $50,188, which is included in general and administrative expenses in the accompanying combined consolidated statements of operations.

The Company also entered into property management agreements with the non-controlling interest joint venture partners to manage the operations of the properties. The Company pays a monthly management fee of 2% - 6% of the gross monthly rents to the property managers. For the years ended December 31, 2017 and 2016, property management fees were $7,176,724 and $5,633,932, respectively. As of December 31, 2017 and 2016, $721,003 and $145,367 of management fees, respectively, were payable to property managers, and is included in due to affiliates in the accompanying combined consolidated balance sheets.

The Company also pays a monthly asset management fee up to 1.25% of the gross monthly rents to the property managers. For the years ended December 31, 2017 and 2016, asset management fees were $927,961 and $635,019, respectively. These amounts are included in the management fee line item in the accompanying combined consolidated statements of operations. The property management agreements also stipulate that a construction management fee of 5% - 6% of project cost is to be paid to the property managers. For the years ended December 31, 2017 and 2016, capitalized construction management fees were $812,899 and $800,031, respectively, and is included within building and improvements in the accompanying combined consolidated balance sheets.

The Company generally incurs an acquisition fee from 0.5% to 1% of the purchase price of each acquired property. The acquisition fee is paid to the Property Managers for services rendered in connection with the investigation, selection, sourcing, due diligence and acquisition of a property or investment. For the years ended December 31, 2017 and 2016, the Company incurred an acquisition fee of $2,567,250 and $3,147,500, respectively. These amounts are included in acquisition costs in the accompanying combined consolidated statements of operations.

In connection with the acquisitions of several properties during the year ended December 31, 2017, the Company has retained a portion of the non-controlling joint venture partners' acquisition fees as deferred acquisition fees. These deferred acquisition fees are earned by and payable to the non-controlling joint venture partner upon reaching certain performance measures. No performance measures have been met as of December 31, 2017. As of December 31, 2017, $4,141,000 of deferred acquisition fees were retained by the Company and included within due to affiliates on the combined consolidated balance sheets. As of December 31, 2017, $3,691,000 of deferred acquisition fees retained by the Company is included within restricted cash on the combined consolidated balance sheets.

In connection with the acquisitions of several properties during the year ended December 31, 2016, the Company has retained a portion of the non-controlling joint venture partners' acquisition fees as deferred acquisition fees. These deferred acquisition fees are earned by and payable to the non-controlling joint venture partner upon reaching certain performance measures. No performance measures have been met as of December 31, 2016. As of December 31, 2016, deferred acquisition fees retained by the Company were $1,573,750 and is included within restricted cash and due to affiliates on the combined consolidated balance sheets.

The Company noted that certain expenses are paid for by the property managers and have yet to be reimbursed. As of December 31, 2017 and 2016, unreimbursed advances and other amounts due to related parties were $136,307 and $358,566, respectively, and are recorded by the Company as due to affiliates on the combined consolidated balance sheets.

The Company noted that certain contractual property operating distributions are paid on a monthly or quarterly basis to the Company and our non-controlling joint venture partners. As of December 31, 2017 and 2016, distributions payable to our non-controlling joint venture partners were $0 and $8,547, respectively. These amounts are recorded by the Company as due to affiliates on the combined consolidated balance sheets.

16. Senior Secured Term Loans - Related Party

The Company entered into a credit agreement (the "Credit Agreement"), effective April 1, 2014, with PSEC in the form of a senior secured term loan. The maturity date of the senior secured term loans under the Credit Agreement is April 1, 2019. The credit agreement does not require payments on the outstanding principal until maturity, with prepayments allowed but subject to a prepayment penalty. Senior secured term loans under the Credit Agreement accrue, at a rate per annum, cash interest equivalent to the one-month LIBOR plus the respective senior secured term loans fixed spread with a minimum LIBOR floor of 200 basis points and payment in kind ("PIK") interest based on the respective senior secured term loans fixed rate. Senior secured term loans under the Credit Agreement also incur net operating income interest equivalent to 500 basis points of the net operating income earned during the applicable period. Cash interest and net operating interest are payable in cash quarterly. PIK interest due quarterly is added to the outstanding principal balance of the loan or paid in cash, in whole or in part, at the option of the Company. As of December 31, 2017 and 2016, the total commitment was $1,500,000,000.

During the year ended December 31, 2017, the Company has voluntarily pre-paid in aggregate $23,750,000 of the Term Loan A commitment under the Credit Agreement. As a result, the Company recognized a prepayment premium of $237,500, which is included within interest expense on the combined consolidated statements of

operations. For the year ended December 31, 2016, the Company recognized a prepayment premium of $1,997,479, which is included within interest expense on the combined consolidated statements of operations.

On June 30, 2014, ACLLH, a wholly owned subsidiary of the Company, entered into a credit agreement with PSEC in the form of a senior secured term loan. On December 15, 2015, ACLL, a wholly owned subsidiary of the Company entered into a credit agreement (collectively referred to as the "ACL Credit Agreement") with PSEC in the form of senior secured term loan. The maturity date of the senior secured term loans under the ACL Credit Agreement is April 1, 2019. The ACL Credit Agreement does not require payments on the outstanding principal balance until the maturity date. Senior secured term loans under the ACL Credit Agreement accrue, at a rate per annum, cash interest equivalent to the one-month LIBOR plus the respective senior secured term loans fixed spread with a minimum LIBOR floor of 200 basis points and PIK interest based on the respective senior secured term loans fixed rate. Cash interest is payable in cash quarterly. PIK interest due quarterly is added to the outstanding principal balance of the loan or paid in cash, in whole or in part, at the option of the Company. As of December 31, 2017 and 2016, the total commitment was $750,000,000.

During the year ended December 31, 2016, the Company made non-cash contributions of $73,558,293 to NMF through a transfer and assignment from ACLLH to the Company of senior secured term loans with PSEC having an aggregate outstanding principal amount of $73,558,293. No non-cash contributions were made during the year ended December 31, 2017.

The following table presents a summary of our senior secured term loans payable as of December 31, 2017 and 2016:

	As of December 31, 2017			As of December 31, 2016		
Senior Secured Term Loan	**Cash Rate**	**PIK Rate**	**Outstanding Principal**	**Cash Rate**	**PIK Rate**	**Outstanding Principal**
Term Loan A	1-Mo Libor + 4.00%	10.50%	$ 293,202,638	1-Mo Libor + 4.00%	5.50%	$ 284,420,685
Term Loan B	1-Mo Libor + 12.00%	3.00%	—	1-Mo Libor + 12.00%	3.00%	—
Term Loan C	1-Mo Libor + 4.00%	7.50%	—	1-Mo Libor + 4.00%	7.50%	—
Term Loan D	1-Mo Libor + 12.00%	4.50%	—	1-Mo Libor + 12.00%	4.50%	—
Term Loan E	1-Mo Libor + 11.00%	5.00%	113,239,760	1-Mo Libor + 11.00%	5.00%	205,591,036
Term Loan A (ACLLH)	1-Mo Libor + 4.00%	7.50%	—	1-Mo Libor + 4.00%	7.50%	—
Term Loan B (ACLLH)	1-Mo Libor + 12.00%	4.50%	—	1-Mo Libor + 12.00%	4.50%	—
Term Loan C (ACLLH)	1-Mo Libor + 9.00%	5.00%	14,273,602	1-Mo Libor + 9.00%	5.00%	88,556,113
Term Loan A (ACLL)	1-Mo Libor + 4.00%	7.50%	—	1-Mo Libor + 4.00%	7.50%	—
Term Loan B (ACLL)	1-Mo Libor + 12.00%	4.50%	—	1-Mo Libor + 12.00%	4.50%	—
Term Loan C (ACLL)	1-Mo Libor + 9.00%	5.00%	132,578,062	1-Mo Libor + 9.00%	5.00%	46,917,549
Total outstanding principal			**553,294,062**			**625,485,383**
Less: unamortized debt issuance costs			(541,055)			(1,481,387)
Total senior secured term loans, net of debt issuance costs			**$ 552,753,007**			**$ 624,003,996**

For the year ended December 31, 2017, the Company incurred $50,045,938, $37,922,021, and $6,279,251 of cash interest, PIK interest, and net operating income interest, respectively. For the year ended December 31, 2017, a total of $36,842,136 of PIK interest was paid in cash on the senior secured term loans. As of December 31, 2017, $446,209 of cash interest, $303,736 of PIK interest and $582,483 of net operating income interest is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

For the year ended December 31, 2016, the Company incurred $50,707,863, $30,584,744, and $5,252,590 of cash interest, PIK interest, and net operating income interest, respectively. For the year ended December 31, 2016, a total of $30,403,096 of PIK interest was paid in cash on the senior secured term loans. As of December 31, 2016, $303,236 of cash interest, $181,648 of PIK interest and $479,169 of net operating income interest is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

For the years ended December 31, 2017 and 2016, the Company incurred $459,158 and $2,162,307 of structuring fees for borrowings under the senior secured term loans, respectively. The structuring fees are deferred and amortized over the life of the senior secured term loan. For the years ended December 31, 2017 and 2016, $1,399,491 and $2,255,338 were amortized and recorded within interest expense on the combined consolidated statements of operations, respectively.

17. Commitments and Contingencies

The Company believes that it has complied with the requirements of the mortgage payable by obtaining the requisite third party insurance coverage for losses that may be incurred at the properties. Losses for amounts below the threshold of the deductible amounts specified in certain of the Company's insurance policies are self-insured; however, management does not believe that this exposure will have a material adverse effect on the Company's combined consolidated financial position or results of operations.

Periodically, the Company may become involved in various investigations, claims and legal proceedings that arise in the ordinary course of the business. The Company does not believe that there are any proceedings threatened or pending, if determined adversely, that would have a material adverse effect on the financial position, results of operations, or liquidity of the Company.

18. Subsequent Events

On January 1, 2018, the Company amended and restated the managerial assistance agreement. Under the third amended and restated agreement, the annual managerial assistance fee is increased from $1,300,000 to $2,100,000.

On January 3, 2018, the Company contributed $1,663,733 to NMF which was used to pay down ACL VII's credit facility.

On January 9, 2018, the Company, together with a joint venture partner, acquired a multi-family property located in Largo, Maryland for an aggregate purchase price of $44,500,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $36,668,000.

On January 9, 2018, the Company sold the Central Park property to an unaffiliated third party for a gross sales price of $52,750,000. The Company recognized a gain of $20,015,513 in connection with the sale.

On January 23, 2018, the Company contributed $4,039,384 to NMF for purposes of purchasing additional unsecured consumer loans.

On February 22, 2018, the Company sold the St. Marin property to an unaffiliated third party for a gross sales price of $94,000,000. The Company recognized a gain of $28,373,936 in connection with the sale.

On March 1, 2018, the Company contributed $47,000,000 to NMF. On March 19, 2018, the Company contributed $50,000,000 to NMF. The funds were used to pay down the ACLL senior secured term loan.

On March 16, 2018, the Company's Board of Directors approved and authorized a dividend to the sole common stockholder in the amount of $5,639,470, which was was paid in cash.

On March 21, 2018, Vesper Tuscaloosa, LLC (Sterling Crimson) and Vesper Kennesaw, LLC (West 22) (collectively, the "Vesper Portfolio") entered into supplemental mortgage agreements. The supplemental mortgages are secured by the respective real estate properties and certain cash reserve accounts required by the borrowing agreements. The following table presents a summary of the supplemental mortgage amounts and the respective interest rate:

Property	Supplemental Mortgage	Interest Rate	Maturity Date
Sterling Crimson	$ 1,873,000	6.04 %	10/1/2026
West 22	3,949,000	6.00 %	10/1/2026
Total	**$ 5,822,000**		

On March 21, 2018, the Company sold 28,474 of unsecured consumer loans (with a cost of $200,001,980 and accrued interest of $2,261,778) previously purchased from LendingClub to Consumer Loan Underlying Bond (CLUB) Depositor, LLC ("Club 2018-NP-1") for proceeds of $166,701,210 net of related transaction expenses, and a trust certificate with a fair value of $32,965,958 representing a 56.36% interest in the Club 2018-NP1. At December 31, 2017 the Company had an unrealized loss of $(6,286,659) with respect to the loans sold into the securitization. On the date of sale, the Company reversed the unrealized loss and recorded a realized loss of $(2,596,590). The Company acquired an additional residual interest in the securitization for $928,821, increasing the total interest in the Club 2018-NP1 to 57.95%. The Company utilized $35,000,000 of the proceeds received from the securitization transaction to pay down the ACLL TLC.

On March 29, 2018, the Company contributed $14,851,664 to NMF to pay down $578,062 and $14,273,602 of the ACLL senior secured term loan and ACLLH senior secured term loan, respectively.

On April 25, 2018, the Company amended and restated the credit agreement in order to increase the commitment from $1,000,000,000 to $1,250,000,000. Under the seventh amended and restated credit agreement, the TLE incurs cash interest equivalent to one-month LIBOR rate plus 9.00% and PIK interest of 1.50%.

On May 9, 2018, the Company, together with a joint venture partner, acquired two multi-family properties located in Forest Park, Georgia for an aggregate purchase price of $45,505,000 exclusive of acquisition and closing costs. For the purchase of these properties, the joint venture obtained bank financing of $36,400,000.

On May 11, 2018, NMF distributed $14,001,696 to the Company, which was used to to pay down the TLE.

On June 1, 2018, the Company, together with a joint venture partner, acquired a multi-family property located in Columbus, Ohio for an aggregate purchase price of $113,000,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $92,876,000.

On June 4, 2018, NMF distributed $13,330,217 to the Company, which was used to to pay down the TLE.

On June 6, 2018 NMF amended and restated is credit facility agreement with Texas Capital Bank, in which NMF converted the revolving loan facility into a term loan facility. In conjunction with the amended credit facility agreement, NMF borrowed $22,000,000 from Texas Capital Bank.

On June 14, 2018, NMF distributed $14,098,024 to the Company, which was used to to pay down the TLE.

On June 15, 2018, the Company's Board of Directors approved and authorized a dividend to the sole common stockholder in the amount of $5,639,470, which was was paid in cash.

On June 27, 2018, NMF distributed $8,938,698 to the Company, which was used to to pay down the TLE.

On July 20, 2018, the Company, together with a joint venture partner, acquired a multi-family property located in Fairfield, Ohio for an aggregate purchase price of $46,500,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $39,525,000.

On August 8, 2018, the Company, together with a joint venture partner, acquired a multi-family property located in Richmond, Virginia for an aggregate purchase price of $25,000,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $19,335,000.

The Company has evaluated subsequent events through August 20, 2018, the date of which these financial statements were available to be issued, and has determined that, except for the above, there have not been any additional events that have occurred that would require adjustments to, or disclosures in, the combined consolidated financial statements.